UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
Polaris Industries Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Polaris Industries Inc.

2100 Highway 55

Medina, Minnesota 55340

763-542-0500

Fax: 763-542-0599

March 8, 2013

Dear Fellow Shareholder:

The Board of Directors of Polaris Industries Inc. (“Polaris”) joins me in extending a cordial invitation to attend our 2013 Annual Meeting of Shareholders which will be held at our corporate headquarters, 2100 Highway 55, Medina, Minnesota 55340, on Thursday, April 25, 2013 at 9:00 a.m. local time.

In addition to voting on the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, we will review Polaris’ 2012 business and discuss our direction for the coming years. There will also be an opportunity, after conclusion of the formal business of the meeting, to discuss other matters of interest to you as a shareholder.

Again this year, we will be using the “Notice and Access” method of furnishing proxy materials to you over the Internet. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about March 8, 2013 we will mail to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report and vote electronically over the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to shareholders who previously elected to receive paper copies of the proxy materials, but rather will mail them a full set of the proxy materials.

It is important that your shares be represented at the meeting whether or not you plan to attend in person. Please vote electronically over the Internet or, if you receive a paper copy of the proxy card by mail, by telephone or by returning your signed proxy card in the envelope provided. If you do attend the meeting and desire to vote in person, you may do so by following the procedures described in the Proxy Statement even though you have previously sent a proxy.

We hope that you will be able to attend the meeting and we look forward to seeing you.

Sincerely,

Scott W. Wine
Chairman of the Board and Chief Executive Officer

Enclosures

POLARIS INDUSTRIES INC.

2100 Highway 55

Medina, Minnesota 55340

March 8, 2013

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Polaris Industries Inc. will hold its 2013 Annual Meeting of Shareholders at its corporate headquarters located at 2100 Highway 55, Medina, Minnesota 55340, on Thursday, April 25, 2013. The meeting will begin at 9:00 a.m. local time. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about March 8, 2013. At the meeting, our shareholders will:

1.	Elect three Class I directors for three-year terms ending in 2016.
2.	Vote on ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.
3.	Submit an advisory vote on approval of the compensation of our Named Executive Officers (as defined in the accompanying Proxy Statement).
4.	Act on any other matters that may properly come before the meeting.

The Board recommends that shareholders vote FOR each of the following:

1.	The director nominees named in the accompanying Proxy Statement.
2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.
3.	The advisory vote to approve the compensation of our Named Executive Officers.

Only shareholders of record at the close of business on February 28, 2013 may vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Stacy L. Bogart
Stacy L. Bogart
Vice President-General Counsel and Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, we urge you to vote as soon as possible via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2013 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2013.

Our Proxy Statement for the 2013 Annual Meeting of Shareholders, our Annual Report to Shareholders for the fiscal year ended December 31, 2012 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are available at www.proxydocs.com/pii.

POLARIS INDUSTRIES INC.

2100 Highway 55

Medina, Minnesota 55340

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who can vote?

A:	You can vote if you were a shareholder at the close of business on the record date of February 28, 2013. There were a total of 68,458,870 shares of our common stock outstanding on February 28, 2013. The Notice of Internet Availability of Proxy Materials (the “Notice”), this Proxy Statement and any accompanying proxy card, along with the Annual Report for 2012, were first made available to you beginning on or about March 8, 2013. The Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

•	Election of three nominees as Class I directors for three-year terms ending in 2016. The Board of Directors’ nominees for Class I are Brian C. Cornell, Bernd F. Kessler and Scott W. Wine.

•	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

•	Advisory vote on approval of the compensation of our Named Executive Officers (as defined below).

Q:	How does the Board recommend I vote on the proposals?

A:	The Board is soliciting your proxy and recommends you vote FOR the director nominees, FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013 and FOR the advisory vote on approval of the compensation of our Named Executive Officers.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and our Annual Report for 2012, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Q:	How many shares must be voted to approve each proposal?

A:	Quorum. A majority of the outstanding shares of our common stock represented in person or by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, 68,458,870 shares of our common stock were issued and outstanding. A majority of those shares, or 34,229,436 shares of our common stock, will constitute a quorum for the purpose of electing directors, adopting proposals and submitting advisory votes at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum.

Vote Required.    Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Abstentions and broker non-votes will have no effect on the voting for the election of directors.

The proposal to ratify the selection of our independent registered public accounting firm will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, assuming the presence of a quorum (provided that the number of shares voted in favor of such proposals constitutes more than 25% of the outstanding shares of our common stock). We will consider the shareholders to have approved the compensation of our Named Executive Officers if there are more votes cast “FOR” the proposal than “AGAINST.” The advisory vote to approve the compensation of our Named Executive Officers is not binding on the Board, but the Compensation Committee will consider the shareholders’ advisory input when establishing compensation for our Named Executive Officers in future years.

Q:	What is the effect of broker non-votes and abstentions?

A:	A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to that proposal. Nominees will not have discretionary voting power with respect to any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the election of directors, the ratification of the independent registered public accounting firm, or the advisory vote to approve the compensation of our Named Executive Officers.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will have the same effect as voting against the proposal to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the advisory vote to approve the compensation of our Named Executive Officers.

Q:	How will the proxies vote on any other business brought up at the meeting?

A:	By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting. We do not know of any other business to be considered at the Annual Meeting.

The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote your shares in person at the Annual Meeting or by using one of the three following methods:

•

Vote by Internet by following the instructions for Internet voting shown on the Notice, or if you requested printed proxy materials or you receive a paper copy of the proxy card, by following the instructions provided with your proxy materials and on your proxy card.

If you elected to receive printed proxy materials, you may also:

•	Vote by phone by following the instructions for telephone voting provided with your printed proxy materials and on your proxy card.

•	Vote by completing, signing, dating and mailing the proxy card in the envelope provided. If you vote by phone or Internet, please do not mail your proxy card.

If you are a street-name shareholder (meaning that your shares are registered in the name of your bank or broker), you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Whichever method you use, the proxies identified on the proxy will vote the shares of which you are the shareholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the proxies will vote those shares as recommended by the Board of Directors.

Q:	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the meeting.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted by:

•

Submitting a new proxy with a more recent date than that of the first proxy given by (1) following the telephone voting instructions or (2) following the Internet voting instructions or (3) completing, signing, dating and returning a new proxy card to us; or

•	Giving written notice before the vote at the meeting to our Secretary, stating that you are revoking your proxy.

Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it – that is, by telephone, Internet or mail.

Q:	Who will count the votes?

A:	Broadridge Financial Solutions, our independent proxy tabulator, will count the votes. A representative of Broadridge Financial Solutions and Mark McCormick, our Corporate Controller, will act as inspectors of election for the meeting.

Q:	Is my vote confidential?

A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed, except:

•	To allow Broadridge Financial Solutions to tabulate the vote;

•	To allow Mark McCormick, our Corporate Controller, and a representative of Broadridge Financial Solutions to certify the results of the vote; and

•	To meet applicable legal requirements.

Q:	What shares are included on my proxy?

A:	Your proxy will represent all shares registered to your account in the same social security number and address, including any full and fractional shares you own under the Polaris 2007 Omnibus Incentive Plan, the Polaris Restricted Stock Plan, the Polaris Employee Stock Purchase Plan, as well as shares you own through the Polaris Employee Stock Ownership Plan and the Polaris 401(k) Retirement Savings Plan.

Q:	What happens if I don’t vote shares that I own?

A:	For shares registered in your name. If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail as described on the Notice, the Internet voting site or, if you requested printed proxy materials or receive a paper copy of the proxy card, by following the instructions therein, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name.    If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See effect of “broker non-votes” as described above. Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Annual Meeting.

For shares held in certain employee plans.    If you hold shares in the Employee Stock Ownership Plan or the 401(k) Retirement Savings Plan and you do not submit your voting instructions by proxy through the mail, telephone or Internet as described on the proxy card, those shares will be voted in the manner described in the following two questions.

Q:	How are common shares in the Polaris Employee Stock Ownership Plan voted?

A:	If you hold shares of common stock through the Polaris Employee Stock Ownership Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account as directed by the committee that administers the plan. Votes under the Polaris Employee Stock Ownership Plan receive the same confidentiality as all other votes.

Q:	How are common shares in the Polaris 401(k) Retirement Savings Plan voted?

A:	If you hold shares of our common stock through the Polaris 401(k) Retirement Savings Plan, your proxy card will instruct the trustee of the plan how to vote the shares allocated to your plan account. If you do not return your proxy card (or you submit it with an unclear voting designation or with no voting designation at all), then the shares in your account will not be voted. Votes under the Polaris 401(k) Retirement Savings Plan receive the same confidentiality as all other votes.

Q:	What does it mean if I get more than one Notice or proxy card?

A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the meeting.

Q:	When are shareholder proposals and nominees due for the 2014 Annual Meeting of Shareholders?

A:	If you want to submit a shareholder proposal or nominee for the 2014 Annual Meeting of Shareholders, you must submit the proposal in writing to our Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340, so it is received by the relevant date set forth below under “Submission of Shareholder Proposals and Nominations.”

Q:	How is this proxy solicitation being conducted?

A:	We hired D.F. King & Co., Inc. to assist in the distribution of proxy materials and the solicitation of votes for a fee of $16,000, plus out-of-pocket expenses. We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. D.F. King & Co., Inc. and employees may solicit proxies in person, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 15, 2013 by each person known to us who then beneficially owned more than 5% of the outstanding shares of common stock, each director, each nominee for director, each Named Executive Officer named in the Summary Compensation Table appearing below and all current executive officers and directors as a group. As of February 15, 2013, there were 68,440,462 shares of common stock outstanding. Except as otherwise indicated, the named beneficial owner has sole voting and investment powers with respect to the shares held by such beneficial owner. The table also includes information with respect to common stock equivalents credited as of February 15, 2013 to the accounts of each director under our Deferred Compensation Plan for Directors that is described in this Proxy Statement under the heading “Director Compensation.”

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class	Common Stock Equivalents(13)	Deferred Stock Units(14)
FMR LLC(1)	5,015,974	7.3%
Fuji Heavy Industries Ltd.(2)	3,960,000	5.8%
The Vanguard Group(3)	3,902,094	5.7%
BlackRock, Inc.(4)	3,773,914	5.5%
Scott W. Wine(5)(6)(7)	389,831	*
Chairman of the Board and Chief Executive Officer
Michael W. Malone(6)(8)	265,940	*
Vice President – Finance and Chief Financial Officer
Bennett J. Morgan(6)(9)	589,419	*
President and Chief Operating Officer
Steve L. Eastman(5)	6,000	*
Vice President – Parts, Garments and Accessories
James P. Williams(5)	30,000	*
Vice President – Human Resources
Robert L. Caulk	0	*	13,491	16,223
Director
Annette K. Clayton	0	*	26,768	16,223
Director
Brian C. Cornell	0	*	279	0
Director
Gary E. Hendrickson	0	*	1,936	2,920
Director
Bernd F. Kessler	0	*	5,085	5,568
Director
Gregory R. Palen(10)	34,854	*	113,040	16,223
Director
R. M. (Mark) Schreck(11)	16,480	*	39,026	16,223
Director
William Grant Van Dyke(12)	2,000	*	21,924	16,223
Director
John P. Wiehoff	0	*	15,762	13,349
Director
All directors and current executive officers as a group (22 persons)(5)-(12)(15)	1,848,268	2.7%	237,311	102,952

*	Indicates ownership of less than 1%.

(1)	The address for FMR LLC and its subsidiaries (collectively, “FMR”) is 82 Devonshire Street, Boston, MA, 02109. FMR has sole voting power with respect to 337,476 shares, sole dispositive power with respect to 5,015,974 shares and shared voting and dispositive power with respect to 0 shares. This information was reported on a Schedule 13G filed by FMR with the SEC on February 14, 2013.

(2)	The address for Fuji Heavy Industries Ltd. (“Fuji”) is Subaru Building, 1-7-2 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan. Fuji, a long-time engine supplier to Polaris, has sole voting and dispositive power with respect to 3,960,000 shares. This information was reported to Polaris in a direct communication with Fuji. The Company understands that Fuji has held the shares since at least 1994 as a passive investment.

(3)	The address for The Vanguard Group, Inc. and its subsidiaries (collectively, “Vanguard”) is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 65,797 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,842,297 shares and shared dispositive power with respect to 59,797 shares. This information was reported on a Schedule 13G/A filed by Vanguard with the SEC on February 11, 2013.

(4)	The address for BlackRock, Inc. and its affiliates (collectively, “BlackRock”) is 40 East 52nd Street, New York, NY 10022. BlackRock, an investment advisor, has sole voting and dispositive power with respect to 3,773,914 shares. This information was reported on a Schedule 13G filed by BlackRock with the SEC on January 30, 2013.

(5)	Includes 36,000, 6,000 and 30,000 restricted shares of common stock awarded to Messrs. Wine, Eastman and Williams, respectively, and 156,000 aggregate restricted shares of common stock awarded to current executive officers as a group under the Polaris Industries Inc. 2007 Omnibus Incentive Plan. All of the 156,000 restricted shares, except 36,000 unvested shares granted to Mr. Wine in January 2011, and 5,000 unvested restricted shares granted to William Fisher in January 2013 become freely tradable only if we achieve certain financial targets provided that the holders continue to be employees. The remaining 36,000 unvested restricted shares granted to Mr. Wine become freely tradable on a ratable basis over the next three years, and the 5,000 unvested restricted shares granted to Mr. Fisher become freely tradable after two years.

(6)	Includes shares which could be purchased by the indicated person upon the exercise of vested options within 60 days after February 15, 2013: Mr. Wine, 140,000 shares; Mr. Malone, 125,000 shares; Mr. Morgan, 435,000 shares; and all executive officers combined, 976,324 shares.

(7)	Includes 14,000 shares over which Mr. Wine shares voting and investment power with his spouse.

(8)	Includes 21,300 shares which are held in a revocable trust in the name of Mr. Malone’s spouse.

(9)	Includes 6,296 shares held by Mr. Morgan in the Polaris Employee Stock Ownership Plan, over which he holds shared voting power, 18,062 shares which are held in a revocable trust in the name of Mr. Morgan’s spouse, and 300 shares held by Mr. Morgan’s child, as to which beneficial ownership is disclaimed.

(10)	Includes 54 shares held by Mr. Palen’s daughter, as to which beneficial ownership is disclaimed.

(11)	Includes 16,000 shares for Mr. Schreck, subject to annual stock option grants under the Polaris Industries Inc. 2003 Non-Employee Director Stock Option Plan, which are vested and exercisable. This plan was frozen in April 2007 and no additional grants will be made under this plan.

(12)	Includes 2,000 shares which are held in a revocable trust.

(13)	Represents the number of common stock equivalents credited as of February 15, 2013 to the accounts of each non-employee director and the accompanying dividend equivalent units, as maintained by us under the Polaris Industries Inc. Deferred Compensation Plan for Directors. A director will receive one share of common stock for every common stock equivalent held by that director upon his or her termination of service as a member of the Board or upon a change of control of our Company. The plan is described in this Proxy Statement under the heading “Director Compensation.”

(14)	Represents the number of deferred stock units awarded from May 2007 through April 2012 to each of the non-employee directors under the Polaris Industries Inc. 2007 Omnibus Incentive Plan and the accompanying dividend equivalent units. A director will receive one share of common stock for every deferred stock unit upon his or her termination of service as a director or upon a change in control of our Company. The grant of deferred stock units is described in this Proxy Statement under the heading “Director Compensation.”

(15)	Includes 18,076 shares pledged as collateral for loans undertaken by executive officers as a group. As of February 15, 2013, none of the directors or Named Executive Officers has pledged shares as collateral for loans.

CORPORATE GOVERNANCE

Board Leadership Structure

Since 2002, when Mr. Palen was elected Chairman, we have separated the roles of Chairman of the Board and Chief Executive Officer (“CEO”) of our Company. Although the separation of roles has been appropriate for us during that time period, in the view of the Board, the advisability of the separation of these roles depends upon the specific circumstances and dynamics of our leadership. Separation of the two offices is not mandated by our Corporate Governance Guidelines.

When Mr. Palen stepped down from his role as Chairman of the Board on January 31, 2013, Mr. Wine became our Chairman and holds the titles of Chairman and CEO. When Mr. Wine joined the Company, the Board felt that Mr. Palen should continue serving as Chairman of the Board because Mr. Wine did not have prior public company board experience. Since then, he has developed the requisite experience through his service on our Board and the board of Terex Corporation. The Board has therefore concluded that the interests of having a unified leadership structure with the positions of Chairman and CEO being held by the same person is currently appropriate for our Company. In addition, Mr. Wiehoff became the Lead Director at the time Mr. Palen stepped down as Chairman. Our Corporate Governance Guidelines provide that if the CEO is also the Chairman of the Board, the Chair of the Corporate Governance and Nominating Committee, who is an independent director, will serve as the Lead Director. Mr. Wiehoff’s responsibilities as Lead Director include:

•	Preside over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•	Serve as a liaison between the Chairman and the independent directors;

•	In consultation with the Chairman, approve:

•	Key information sent to the Board;

•	Meeting agendas for the Board; and

•	Meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	Have the authority to call meetings of the independent directors;

•	If requested by major shareholders, ensure his/her availability for consultation and direct communication;

•	Conduct and facilitate annual Board self-evaluation;

•	Communicate with CEO about strategic business issues and governance process or board relationships; and

•	Coordinate with the Compensation Committee on CEO evaluation.

The Board believes that its independent Board committees and Lead Director provide appropriate independent Board leadership and oversight.

Risk Oversight

Our Audit Committee is primarily responsible for regularly reviewing and discussing with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including management’s guidelines and policies with respect to risk assessment and risk management. When the Board deems it appropriate, responsibility of oversight of a specific risk is assigned to another of the Board’s committees.

We engage in an Enterprise Risk Management (“ERM”) process. The ERM process consists of periodic risk assessments performed by various functional management groups during the year. At least twice a year, executive management presents these assessments to the Audit Committee to ensure that the process is sound and complete, oversight is appropriate, and the risks and risk assessments are thoroughly reviewed. In addition, the Audit Committee reports regularly to the full Board, which also considers our risk profile. While our management is responsible for day-to-day risk management identification and mitigation, the Board, directly and through its committees, oversees the execution of the ERM process. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Board Diversity

The Corporate Governance and Nominating Committee is responsible for identifying individuals who it considers qualified to become Board members. In furtherance of this duty, the Corporate Governance and Nominating Committee considers, as required by its charter, the Board’s overall balance of diversity of perspectives, backgrounds and experiences, although it does not have a formal policy regarding the consideration of diversity of Board members. The Corporate Governance and Nominating Committee views diversity expansively and evaluates a wide range of criteria as it makes its selections, including functional areas of experience, educational background, employment experience and leadership performance. The Corporate Governance and Nominating Committee also assesses those intangible factors it deems necessary to develop a heterogeneous and cohesive Board such as integrity, judgment, intelligence, and the willingness and ability of the candidate to devote adequate time to Board duties for a sustained period.

Our Board and each of its committees engage in an annual self-evaluation process. As part of that process, directors provide feedback on whether the Board is meeting its diversity objectives and how the composition of the Board should be altered in order to enhance its value to our Company and shareholders.

Corporate Governance Guidelines and Independence

Our Board has adopted Corporate Governance Guidelines, which may be viewed online on our website at www.polaris.com. Under our Corporate Governance Guidelines, which adopt the current standards for “independence” established by the New York Stock Exchange (“NYSE”), a majority of the members of the Board must be independent as determined by the Board. In making its determination of independence, among other things, the Board must have determined that the director has no material relationship with the Company either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with us. The Board of Directors has determined that Ms. Clayton and Messrs. Caulk, Cornell, Hendrickson, Kessler, Palen, Schreck, Van Dyke and Wiehoff are independent. Mr. Wine, our Chairman and CEO, is the only director who is not independent.

The Board based its independence determinations, in part, upon a review by the Corporate Governance and Nominating Committee and the Board of certain transactions between the Company and companies with which certain of our directors have relationships, each of which was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to our business or the business of such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit. Specifically, such transactions reviewed by the Corporate Governance and Nominating Committee and the Board included: (a) ordinary course of business purchases by us from C. H. Robinson Worldwide, where Mr. Wiehoff is, and during fiscal 2012 was, the CEO, in the aggregate amount of approximately $2,299,688; (b) ordinary course of business purchases by us from Donaldson Company Inc., where Mr. Wiehoff is, and during fiscal 2012 was, a director, in the aggregate amount of approximately $118,039; (c) ordinary course of business purchases by us from The Valspar Corporation, where Mr. Palen is, and during fiscal 2012 was, a director, and where Mr. Hendrickson is, and during fiscal 2012 was, an executive officer and Chairman of the Board, in the aggregate amount of approximately $66,114; (d) tuition payments by us on behalf of certain employees to Carlson School of Management of the University of Minnesota, where Mr. Van Dyke is, and during fiscal 2012 was, a member of the Board of Overseers, in the aggregate amount of approximately $287,588; (e) ordinary course of business purchases by us from Dell Marketing, a subsidiary of Dell Inc., where Ms. Clayton was an executive officer until

2011, in the aggregate amount of approximately $619,755; and (f) ordinary course of business purchases by us from Sam’s Club, where Mr. Cornell was, during a portion of fiscal 2012, an executive officer, in the aggregate amount of approximately $21,293. In all cases, the payments were less than the greater of $1,000,000 or 2% of the recipients’ gross revenues. Accordingly, a majority of our Board is considered to be independent. Additionally, all current members of our Audit, Compensation and Corporate Governance and Nominating Committees are considered to be independent.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to all employees, including our CEO, our Chief Financial Officer (“CFO”) and all other executive officers, and the Board. A copy of the Polaris Code of Business Conduct and Ethics is available on our website at www.polaris.com.

Communications with the Board

Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the Board. Any shareholder or other interested party who desires to communicate with the Board, individually or as a group, may do so by writing to the intended member or members of the Board, c/o Corporate Secretary, Polaris Industries Inc., 2100 Highway 55, Medina, Minnesota 55340.

All communications received in accordance with these procedures will be reviewed initially by the office of our Corporate Secretary to determine that the communication is a message to one or more of our directors and will be relayed to the appropriate director or directors unless the Corporate Secretary determines that the communication is an advertisement or other promotional material. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate.

Board Meetings

During 2012, the full Board met four times in person and held one meeting via teleconference. Each of the in-person meetings was preceded and/or followed by an executive session of the Board without management in attendance, chaired by Mr. Palen. Each of our directors attended at least 75% percent of the meetings of the Board and any committee on which they served in 2012. The Board also took action in writing four times in 2012. We do not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings; however, Board members are expected to regularly attend all Board meetings and meetings of the committees on which they serve as well as the annual shareholder meetings. All members of the Board attended our 2012 Annual Meeting.

Committees of the Board and Meetings

The Board has designated four standing committees. The Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Technology Committee each operate under a written charter, which is available on our website at www.polaris.com. The current membership of each committee and its principal functions, as well as the number of times it met during 2012, is described below.

Audit Committee

Members:

William Grant Van Dyke, Chair

Bernd F. Kessler

Gregory R. Palen

R.M. (Mark) Schreck

John P. Wiehoff

All members of the Audit Committee have been determined to be “independent” and “financially literate” by the Board in accordance with our Corporate Governance Guidelines, SEC rules and the applicable listing requirements of the NYSE. Additionally, Messrs. Van Dyke, Kessler and Wiehoff have each been determined by the Board to be an “Audit Committee Financial Expert” as that term has been defined by the SEC. None of the members of the Audit Committee currently serve on the audit committees of more than three public companies.

Functions:

The Audit Committee assists the Board in fulfilling its fiduciary responsibilities by overseeing our financial reporting and public disclosure activities. The Audit Committee’s primary purposes and responsibilities are to:

•

Assist the Board of Directors in its oversight of (a) the integrity of our financial statements, (b) the effectiveness of internal control over financial reporting, (c) our compliance with legal and regulatory requirements, (d) the independent auditor’s performance, qualifications and independence, and (e) the responsibilities, performance, budget and staffing of our internal audit function;

•	Prepare the Audit Committee Report that appears later in this Proxy Statement;

•	Serve as an independent and objective party to oversee our financial reporting process and internal control system; and

•	Provide an open avenue of communication among the independent auditor, financial and senior management, the internal auditors and the Board.

The Audit Committee, in its capacity as a committee of the Board, is directly responsible for the appointment, compensation and oversight of the work of any independent registered public accounting firm employed by us (including resolution of any disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us, and each such independent registered public accounting firm reports directly to the Audit Committee. This committee met nine times during 2012.

Compensation Committee

Members:

Robert L. Caulk, Chair

Annette K. Clayton

Brian C. Cornell

William Grant Van Dyke

All members of the Compensation Committee have been determined to be “independent” by the Board in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Functions:

The Compensation Committee’s duties and responsibilities include, among other things, the responsibility to:

•	Assist the Board in establishing a philosophy and policies regarding executive and director compensation;

•	Provide oversight to the administration of our director and executive compensation programs;

•	Administer our stock option, restricted stock and other equity-based and cash incentive plans;

•	Review and approve the compensation of directors, executive officers and senior management;

•

Review and discuss the Compensation Discussion and Analysis that appears later in this Proxy Statement and prepare any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including the Compensation Committee Report that appears later in this Proxy Statement; and

•

Review the process for managing executive development and succession, assist the Board in management development and succession planning and review with the CEO the confidential written procedure for the timely and efficient transfer of his or her responsibilities in the event of his or her sudden incapacitation or departure.

The Compensation Committee has the resources and appropriate authority to discharge its duties and responsibilities, including the authority to retain independent counsel and other independent experts or consultants. The committee has the sole authority to select, retain and terminate a compensation consultant and to approve the consultant’s fees and other retention terms. The committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee. In particular, the committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 of the Securities Exchange Act, as in effect from time to time, and/or (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”), as in effect from time to time.

The Compensation Committee engaged The Delves Group (“Delves”) to act as its compensation consultant beginning in May 2009. The Compensation Committee uses Delves in an advisory role for various technical, analytical, and plan design issues related to compensation and benefit programs. Delves does not recommend or determine compensation for any of our executives, which role is reserved to the Compensation Committee. The Compensation Committee provides the material elements of the instructions to Delves with respect to the performance of Delves’ duties under the engagement. For 2012, the Compensation Committee instructed Delves to (a) collect market information on a variety of executive pay and design issues, including the types and amounts of compensation paid to executives at similarly situated companies; (b) assist in the design and review of programs such as our long-term incentive plan and annual cash incentive plan that affect the compensation of executives and other employees; (c) consult on various technical issues related to compensation and benefits; and (d) review and assist the Compensation Committee in the development of offer letters to our senior executives with our CEO from time to time. When necessary, Delves works with management to fully understand the details of various compensation programs and the underlying business and human resources issues they address. The Compensation Committee has assessed Delves’ independence pursuant to the rules of the SEC and concluded no conflict of interest exists that would prevent Delves from independently representing the Compensation Committee. We did not use Delves for any non-executive compensation consulting in 2012.

The Compensation Committee works with our CEO, our President and Chief Operating Officer and our Vice President – Human Resources in determining the base salary and annual and long-term incentive targets and opportunities for our executive officers, but in each case not including that officer’s own compensation arrangements. The Compensation Committee also has the power to delegate the approval of grants of certain stock options and performance-based restricted share awards. The Compensation Committee has delegated to our CEO the approval of the issuance of a limited number of equity awards in connection with the employment of new non-executive employees and the promotion, retention or outstanding achievements of current non-executive employees. The Compensation Committee met five times during 2012 and took action in writing two times.

Corporate Governance and Nominating Committee

Members:

John P. Wiehoff, Chair

Gary E. Hendrickson

R. M. (Mark) Schreck

All members of the Corporate Governance and Nominating Committee have been determined to be “independent” by the Board in accordance with our Corporate Governance Guidelines and the applicable listing requirements of the NYSE.

Functions:

The Corporate Governance and Nominating Committee provides oversight and guidance to the Board to ensure that the membership, structure, policies and processes of the Board and its committees facilitate the effective exercise of the Board’s role in the governance of our Company. The committee reviews and evaluates the policies and practices with respect to the size, composition and functions of the Board, evaluates the qualifications of possible candidates for the Board and recommends the nominees for directors to the Board for approval. The committee will consider individuals recommended by shareholders for nomination as a director, applying the standards described in the Corporate Governance and Nominating Committee Charter. The committee also is responsible for recommending to the Board any revisions to our Corporate Governance Guidelines. This committee met four times during 2012.

Technology Committee

Members:

R. M. (Mark) Schreck, Chair

Robert L. Caulk

Annette K. Clayton

Brian C. Cornell

Gary E. Hendrickson

Bernd F. Kessler

Gregory R. Palen

Scott W. Wine

Functions:

The Technology Committee provides oversight of our product plans, technology development and related business processes. The committee reviews (a) product and technology development plans to ensure the continuous flow of innovative, differentiated, leadership products in the markets we currently serve; (b) plans for growth through new products serving adjacent markets; (c) new technology development and plans for insertion of new technology into the long-range product plan; (d) major competitive moves and our response plan; (e) the adequacy of the processes, tools, facilities and technology leadership of our product and technology development; (f) the costs, benefits and risks associated with major product development programs and related facility investments; (g) plans to address changing regulatory requirements; (h) strategic sourcing plans for products and technology; and (i) quality initiatives to ensure that the quality of our products meets or exceeds customer expectations. This committee met two times during 2012.

Certain Relationships and Related Transactions

During 2012, we did not engage in any transactions with related persons that are required to be described in this Proxy Statement pursuant to applicable SEC regulations, other than our ongoing, ordinary course business with Fuji Heavy Industries Ltd. (“Fuji”), which owns approximately 5.8% of our Common Stock. During 2012, we purchased approximately $93,111,773 of engines for our products from Fuji. Sales to our Company represent less than 1% of Fuji’s total sales and we believe the transactions reflect market terms and were negotiated at arm’s length. Our transactions with Fuji have been approved in accordance with our Related-Person Transaction Policy, which is described below.

Our written Related-Person Transactions Policy, which is applicable to all of our directors, nominees for directors, executive officers and 5% shareholders and their respective immediate family members, prohibits “related-person transactions” unless approved or ratified by the Corporate Governance and Nominating Committee.

Matters considered to be a related-person transaction subject to the policy include any transaction in which we are directly or indirectly a participant and the amount involved exceeds or reasonably can be expected to exceed $120,000, and in which a director, nominee for director, executive officer or 5% shareholder, or any of their respective family members, has or will have a direct or indirect material interest.

Any potential related-person transaction that is raised will be analyzed by the General Counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction or relationship constitutes a related-person transaction requiring compliance with the policy. The potential related-person transaction and the General Counsel’s conclusion and the analysis thereof are also to be reported to the chair of the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee shall review the material facts of all related-person transactions that require the committee’s approval and either approve or disapprove of the related person transaction. If advance committee approval of a related-person transaction is not feasible, then the related-person transaction shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. Any related-person transaction that is not approved or ratified, as the case may be, shall be voided, terminated or amended, or such other actions shall be taken, in each case as determined by the committee, so as to avoid or otherwise address any resulting conflict of interest.

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Guidelines. During fiscal year 2012, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officers served on our Compensation Committee or Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes of ownership of our common stock with the SEC. Executive officers and directors are required to furnish us with copies of all Section 16(a) reports that they file. To our knowledge, based solely upon a review of the reports filed by the executive officers and directors during 2012 and written representations that no other reports were required, we believe that, during the year ended December 31, 2012, all filing requirements applicable to our directors, executive officers and 10% beneficial owners, if any, were complied with on a timely basis.

PROPOSAL 1 — ELECTION OF DIRECTORS

General Information

The Board is divided into three classes. The members of one class are elected at each annual meeting of shareholders to serve three-year terms. The Class I directors currently serving on the Board, whose terms expire at the 2013 Annual Meeting, are Mr. Robert L. Caulk, Mr. Brian C. Cornell, Mr. Bernd F. Kessler and Mr. Scott W. Wine. Mr. Caulk notified the Board on January 31, 2013 that he will not be standing for re-election.

Upon the recommendation of the Corporate Governance and Nominating Committee of the Board, the Board proposes that the following nominees be elected as Class I directors for three-year terms expiring in 2016:

Brian C. Cornell

Bernd F. Kessler

Scott W. Wine

Each of the nominees currently serves as a member of the Board. The persons named in the proxy intend to vote your proxy for the election of each of the three nominees, unless you indicate on the proxy that your vote should be withheld from any or all of the nominees. If you are voting by telephone or on the Internet, you will be told how to withhold your vote from some or all of the nominees. Each nominee elected as a director will continue in office until his or her successor has been elected, or until his or her death, resignation or retirement.

We expect each nominee standing for election as a director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees designated by the Board, unless an instruction to the contrary is indicated on the proxy. There are no family relationships between or among any of our executive officers, directors or director nominees.

The Board, upon recommendation of the Corporate Governance and Nominating Committee, unanimously recommends a vote FOR the election of these nominees as directors.

Information Concerning Nominees and Directors

Our directors bring a broad range of leadership and experience to the boardroom and regularly contribute to the dialogue involved in effectively overseeing and guiding our business and affairs. Other than our CEO, all of the members of the Board are independent. Though the members of the Board have been selected to provide a wide range of viewpoints, the atmosphere of our Board is collegial. Preparation, engagement and participation are expected from our directors. We insist on high personal and professional ethics, integrity and values. All of our current directors and the director nominees satisfy such requirements. The Board has adopted Corporate Governance Guidelines, which are observed by all directors. With a diverse mix of experience, backgrounds and skill sets, the Board believes it is well positioned to represent the best interests of the shareholders. The principal occupation, specific experience, qualifications, attributes or skills and certain other information about the nominees and other directors whose terms of office continue after the Annual Meeting are set forth on the following pages.

In November 2012, Brian C. Cornell was elected to the Board of Directors. Mr. Cornell is included in the group of nominees for election by our shareholders at the 2013 Annual Meeting of the Shareholders as a Class I director. The Corporate Governance and Nominating Committee led the process for selecting the director nominee and recommending the selected nominee to the Board. Based upon the composition and qualifications of the current Board members, the Corporate Governance and Nominating Committee focused on individuals who have experience in global expansion and mergers and acquisitions, have proven strategic leadership with a large public company, and have familiarity with developing brands across international markets.

An independent search firm assisted the Corporate Governance and Nominating Committee with its director search and recommended candidates who satisfied the Board’s criteria. Mr. Cornell was identified by the search firm and was subsequently interviewed by the Chair of the Corporate Governance and Nominating Committee and certain other Board members including our CEO.

If a shareholder wishes to have the Corporate Governance and Nominating Committee consider a candidate for nomination as a director, the shareholder’s notice must include the information specified in our bylaws, including the shareholder’s name and address, the information required to be disclosed by the SEC’s proxy rules, a written consent of the candidate to be named in the proxy statement and to serve as a director if elected, specified information regarding the shareholder’s interests in our capital stock, and the representations specified in our bylaws. The Corporate Governance and Nominating Committee will evaluate recommended nominees based on the factors identified in the Corporate Governance and Nominating Committee Charter, a copy of which is available on our website at www.polaris.com. Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the SEC and any applicable laws.

Directors Nominees — Class I (Term Ending 2016)

Brian C. Cornell	Director since 2012
Mr. Cornell, 52, has been the Chief Executive Officer of Pepsico Americas Foods at Pepsico, Inc., since March 12, 2012. He served as the Chief Executive Officer and President of Sam’s Club (now Sam’s West, Inc.) and Executive Vice President of Wal-Mart Stores Inc. from April 3, 2009 to January 31, 2012. From June 4, 2007 to April 2, 2009, Mr. Cornell served as the Chief Executive Officer of Michaels Stores Inc. He served as the Chief Marketing Officer and Executive Vice President of Safeway Inc. from April 23, 2004 to June 1, 2007 and was responsible for its merchandising, marketing, manufacturing, supply chain and on-line business. Mr. Cornell has been a Director at Centerplate, Inc., a privately held company, since August 2010, and is a former Director of OfficeMax Inc., Kirin-Tropicana Inc., and The Home Depot, Inc. He also serves on the Board of Visitors for the U.C.L.A. Anderson School of Management. Mr. Cornell serves on our Compensation Committee and Technology Committee. Mr. Cornell’s experience as Chief Executive Officer provides expertise in corporate leadership as well as significant experience in consumer products marketing and general management. Mr. Cornell also provides significant board experience as a director for other public companies.

Bernd F. Kessler	Director since 2010
Mr. Kessler, 54, was the Chief Executive Officer of SRTechnics AG from January 2008 through January 2010. SRTechnics is a privately-held aircraft, component and engine service provider with facilities located in Switzerland, Ireland, Great Britain, France, Spain, Malta and China. From September 2004 through October 2007, Mr. Kessler was the President and Chief Executive Officer of MTU Aero Engines AG, in Munich, Germany, an aero engine design, development, manufacturing and service company, where he was instrumental in preparing the company for a successful initial public offering on the Frankfurt Stock Exchange. Prior to September 2004, Mr. Kessler held management and executive positions for 20 years at Honeywell International and its preceding company AlliedSignal Corp. Among other roles, he led Honeywell’s Aerospace aftermarket services business with 27 facilities around the world. Mr. Kessler also serves as the Chairman of the Board of RENA GmbH in Germany, as a director on the board of Finnair Technical Services in Helsinki, Finland and the board of JorAMCo Ltd. in Amman, Jordan. Mr. Kessler is a member of our Audit Committee and our Technology Committee. Mr. Kessler is based in Europe and has extensive experience in international management and mergers and acquisitions. Through his employment at Honeywell International, Mr. Kessler obtained skills in talent and organization development, engineering and operations management and the ability to build strong and lasting customer relationships. He is recognized as an industry leader in the global aerospace and defense markets, which will be helpful as we strive to grow our military and international business. His experience in operations, service and global business are expected to be a key asset to us as we continue to increase our sales globally and strive to increase operational efficiency.

Scott W. Wine	Director since 2008
Mr. Wine, 45, has been the Chief Executive Officer of Polaris since September 1, 2008, and was appointed as a member of our Board of Directors on October 23, 2008. He was elected Chairman of the Board on January 31, 2013. Prior to joining Polaris, Mr. Wine served for sixteen months as President of Fire Safety Americas, the Fire & Security Division of United Technologies Corporation, and prior to that time, held senior leadership positions at Danaher Corp. from 2003 to 2007, serving as President of its Jacob Vehicle Systems and Veeder-Root subsidiaries. Mr. Wine served as a Supply Officer in the U.S. Navy for seven years, and then held a number of operations and executive positions, both international and domestic, with Allied Signal Corp.’s Aerospace Division, which became Honeywell International after a 1999 merger with Honeywell, Inc. He currently serves as a member of the Board of Directors of the Terex Corporation and the Greater Twin Cities United Way, and is a member of our Technology Committee. As a proven leader with considerable experience across a variety of industries and three respected international companies, Mr. Wine has a track record of producing outstanding results. He also brings to the Board extensive expertise in mergers and acquisitions in the U.S., Europe and Asia. Mr. Wine’s knowledge of all aspects of the Company’s business as its CEO, combined with his drive for innovation and excellence, position him well to serve as Chairman of the Board and a Board member. Mr. Wine plays a key role in facilitating the communication and the flow of information between management and the directors on a regular basis.

Directors Continuing in Office — Class II (Term Ending 2014)

Gary E. Hendrickson	Director since 2011
Mr. Hendrickson, 56, has been the President and Chief Executive Officer of The Valspar Corporation, a global paints and coatings manufacturer, since June 2011 and was its President and Chief Operating Officer from February 2008 to June 2011. From 2005 to February 2008, Mr. Hendrickson served as the Senior Vice President responsible for several significant business divisions and President, Asia Pacific of The Valspar Corporation and was the Group Vice President, Global Wood Coatings and President, Asia Pacific of The Valspar Corporation from 2004 to 2005. Prior to that, he served as Corporate Vice President and President, Asia Pacific of The Valspar Corporation from 2001 to 2004. He has been a member of the Board of Directors of The Valspar Corporation since 2009, and was named Chairman of the Board in 2012. Mr. Hendrickson is a member of our Corporate Governance and Nominating Committee and Technology Committee. Mr. Hendrickson’s experience as president and chief executive officer of a global company provides expertise in corporate leadership and development and execution of business growth strategy. Mr. Hendrickson also brings to the Board significant global experience and knowledge of competitive strategy and international competition. As a past director for other public companies, Mr. Hendrickson also provides significant board experience.

R. M. (Mark) Schreck	Director since 2000
Mr. Schreck, 68, is a registered professional engineer and retired Vice President, Technology, General Electric Company. He is currently on the staff of the University of Louisville Speed School of Engineering and consults through his business, RMS Engineering, LLC. Mr. Schreck also serves as a director of the Kentucky Science and Technology Corporation, a private, nonprofit organization. Mr. Schreck serves as the Chair of our Technology Committee and is also a member of our Audit Committee and our Corporate Governance and Nominating Committee. He has 35 years of experience in engineering and product development as well as in large scale manufacturing processes. He also brings knowledge of the latest practices in technology and innovation to our boardroom. Mr. Schreck’s expertise in consumer durables design and manufacturing makes him a key contributor to our Board in the product area and as the Chair of the Technology Committee.

William Grant Van Dyke	Director since 2006
Mr. Van Dyke, 67, was the Chairman of the Board of Donaldson Company, Inc., a leading worldwide provider of filtration systems and replacement parts, from August 2004 until his retirement in 2005. He was Chairman, President and Chief Executive Officer of Donaldson Company from 1996 to August 2004 and held various financial and management positions with that company from 1974 to 1996. He served on the Board of Directors of Black Hills Corp. from 2005 to 2006. Mr. Van Dyke also serves as a director of Graco Inc. and Alliant Techsystems Inc. He also serves on the Board of Overseers of the Carlson School of Management at the University of Minnesota. Mr. Van Dyke serves as the Chair of our Audit Committee and is also a member of our Compensation Committee. Mr. Van Dyke brings many years of board and management experience to the Board. He is also an Audit Committee financial expert and an effective leader of the Audit Committee. By previously serving as the Chief Executive Officer and Chief Financial Officer of Donaldson and serving on the Audit, Compensation and Corporate Governance Committees of other companies, Mr. Van Dyke gained valuable experience dealing with accounting principles, financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large corporation. He also brings significant understanding of risk management, complex succession plans, and innovative cost effective compensation models.

Directors Continuing in Office — Class III (Term Ending 2015)

Annette K. Clayton	Director since 2003
Ms. Clayton, 49, has been the Executive Vice President, Global Supply Chain, for Schneider Electric since May 2011. She is currently based in Hong Kong where she leads a 12 billion euro global supply chain operation. From March 2006 to May 2011, Ms. Clayton was the Vice President of Global Operations for Dell Inc. From 1983 to 2006, she worked for General Motors Corporation where she was President of Saturn Corporation, a member of the North American Strategy Board, and Vice President of Quality and held various other production, engineering and management positions. As President of Saturn Corporation, Ms. Clayton gained experience leading a large corporation, which included overseeing strategic direction and financial accountability for Saturn as well as profit and loss responsibility. With many years of experience running large scale supply chain manufacturing companies with global presence, Ms. Clayton brings to the Board expertise in supply chain, supply chain strategy, global expansion and various channel expansions, including the consumer durables area. Ms. Clayton also has many years of experience in engineering, production and manufacturing. Ms. Clayton is a member of our Compensation Committee and our Technology Committee.

John P. Wiehoff	Director since 2007
Mr. Wiehoff, 51, has been Chief Executive Officer and Chairman of the Board of C.H. Robinson Worldwide since 2007 and Chief Executive Officer of that company since May 2002, following a three-year succession process during which he was named President in December 1999. He has been a member of the C.H. Robinson Board of Directors since December 2001. He was Vice President and Chief Financial Officer from June 1998 to December 1999. Previous positions with C.H. Robinson include Treasurer and Corporate Controller. Prior to joining C.H. Robinson in 1992, he was employed by Arthur Andersen LLP. Mr. Wiehoff also serves on the Board of Directors of Donaldson Company, Inc. Mr. Wiehoff is a member of our Audit Committee and serves as the Lead Director and Chair of our Corporate Governance and Nominating Committee. Mr. Wiehoff is an experienced financial leader with skills necessary to serve on our Audit Committee. His previous position as Chief Financial Officer of C.H. Robinson and employment at Arthur Andersen make him a valuable asset on our Board of Directors, Corporate Governance and Nominating Committee and our Audit Committee, and his exposure to complex financial issues at such large corporations makes him a skilled advisor. Further, his expertise as a chief executive officer and expertise in logistics adds significant value to the Board.

Robert L. Caulk, a director currently serving a term that ends in 2013, will not be standing for re-election at the 2013 Annual Meeting. Gregory R. Palen, a director currently serving a term that ends in 2015, will be resigning from the Board at the 2013 Annual Meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (the “Named Executive Officers”) during 2012:

•	Scott W. Wine, Chairman of the Board and Chief Executive Officer (“CEO”);

•	Michael W. Malone, Vice President – Finance and Chief Financial Officer (“CFO”);

•	Bennett J. Morgan, President and Chief Operating Officer (“COO”);

•	Stephen L. Eastman, Vice President – Parts Garments and Accessories (“VP-PGA”), who joined our Company in February 2012; and

•	James P. Williams, Vice President – Human Resources (“VP-HR”).

Executive Summary

For the third consecutive year, we achieved an unprecedented level of financial performance in 2012. Our Company surpassed another milestone of $3 billion in annual sales and attained record sales of $3,210 million, a 21% increase over 2011 when we first exceeded $2 billion in annual sales. Additionally, our Company generated a record $4.40 diluted net income per share, representing a 38% increase over 2011.

2012 Company Highlights

•	For the 17th consecutive year, our Board increased our Common Stock dividend in 2012 to $1.48 per share, an increase of 64% and the highest ever paid by our Company.

•	In December 2012, we successfully completed the acquisition of Teton Outfitters, LLC (d/b/a Klim); an established leader in the powersports apparel market.

•	We achieved continued market share gains and gross and net margin expansion in every category.

•	Off-Road Vehicle (“ORV”) sales increased 22% over 2011, due in large part to continued North American market share gains for both all-terrain vehicles (“ATVs”) and side-by-side vehicles.

•	On-Road Vehicle sales improved by 64% over 2011, led once again by the increase in sales of Victory motorcycles.

•

Parts, Garments and Accessories also experienced double digit sales growth coming in at 13% over 2011. The increase was primarily due to increased ORV and Victory related sales and strong international growth.

•	Snowmobile sales increased 1% over 2011 primarily due to increased market share gains in North America.

2012 Compensation Decisions

In determining compensation for 2012, the Compensation Committee considered the economic outlook at the beginning of 2012 coupled with our compensation philosophy of paying for superior performance. In approving compensation payments and awards based on our actual 2012 financial and operating performance, the Compensation Committee took into account a number of key business results, including the following:

•	Sales increased to a record amount for the third consecutive year, from $2,656.9 million to $3,209.8 million, or 21% over 2011.

•	Net income increased to a record amount for the third consecutive year, from $227.6 million to $312.3 million, or 37% over 2011.

•	Net income per diluted share increased to a record amount for the third consecutive year, from $3.20 to $4.40, a 38% increase over 2011.

•	Our operating income as a percentage of sales increased to a record amount from 13.2% to 14.9%, or 170 basis points over 2011.

•	Our stock price closed 2012 at $84.15, an increase of 50% over the 2011 closing price of $55.98.

Additionally, because significant components of our executive compensation program are linked to the performance of our common stock, our total shareholder return played a considerable role in determining compensation payouts for 2012. This is reflected in the following chart, which compares our annualized total shareholder return to that of the members of our 2012 Peer Group listed on page 25:

	Annualized Total Shareholder Return(1)
Percentile	1-Year	3-Year	5-Year
25th Percentile(2)	18.1%	12.1%	3.9%
Median(2)	38.2%	17.0%	10.2%
75th Percentile(2)	50.5%	28.1%	13.0%
Polaris Industries	53.3%	60.3%	32.6%
Polaris Percentile	81%	Highest	Highest

(1)	1-Year, 3-Year and 5-Year Total Shareholder Return are annualized total shareholder rates of return reflecting the stock price appreciation plus reinvestment of dividends, as of December 31, 2012.

(2)	These percentiles represent Total Shareholder Return of the members of our 2012 Peer Group.

The Compensation Committee intends that our executive compensation program be market competitive, fairly reflect our performance over time and align the interests of our executive officers with the interests of our shareholders. Consistent with these principles, the Compensation Committee generally sets base salaries for our executive officers at the market median, adjusted for various factors described below, and generally sets the target level of annual and long-term incentive compensation between the market median and 75th percentile for each component, with the specific target level determined in part based on a review of our performance over the previous year. To assist in determining appropriate target levels, the Compensation Committee reviews year over year financial performance metrics of our peer group, such as: revenue, net income, net profit margin, return on equity, return on assets, return on invested capital, and total shareholder return. The incentive compensation amount actually paid upon the completion of a performance period may be higher or lower than the target amount based on actual performance of the Company and the individual over the specified performance period.

Based upon its assessment of our overall strong growth and financial performance, combined with a review of the economic environment, competitive trends, our internal operating plans and internal pay equity considerations, the Compensation Committee made the following decisions regarding compensation for our Named Executive Officers:

•

Mr. Wine received a 14% increase in his annual base salary in 2012 to $915,000, to bring his base salary near the market median and to reward him once again for our exceptional performance during 2011. Messrs. Morgan, Malone and Williams received 14%, 8% and 5% base salary increases, respectively, generally to maintain their base salary positions with respect to the market median and also to reward them for their contributions and exceptional performance during 2011.

•

Annual cash incentives to the Named Executive Officers under our Senior Executive Annual Incentive Plan (the “Senior Executive Plan”) for 2012 paid above the target amount under the plan as adjusted net income per diluted share exceeded target by approximately 14%.

•

Long-term cash incentives to the Named Executive Officers under our Long-Term Incentive Plan (the “LTIP”) for the 2010-2012 performance period paid out at the maximum level for the second consecutive year. The payout for the 2010-2012 performance period marks the third payout under the LTIP since its inception in 2004. In addition, each Named Executive Officer (except Mr. Williams and Mr. Eastman who were not employees at the time of the award) had elected to tie the amount of his payout under the LTIP to the performance of our stock price over the three year performance period, during which our share price increased 237% from $24.95 to $84.15.

•

We granted performance restricted stock unit awards to our Named Executive Officers in 2012 in place of previously awarded cash incentives under the LTIP. The performance restricted stock unit awards are similar in structure to the predecessor LTIP awards in that the number of units that will vest and be paid out in shares of common stock will be determined by the degree to which the Company satisfies similar performance goals over a three-year (2012-2014) performance period.

•

We granted annual stock option awards to the Named Executive Officers as a group consistent with our past practice, taking into consideration our exceptional performance in recent years. In addition to these stock option awards during 2012, Mr. Eastman received a 6,000 share performance-based restricted stock award and 30,000 stock option award in connection with his hiring in February 2012.

In deciding to structure our executive compensation program for 2013 and 2012 in a manner similar to that utilized during 2011 and 2010, our Compensation Committee took into account the fact that the holders of over 98% of the shares voted at each of our 2012 and 2011 Annual Meetings of shareholders approved, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the Proxy Statement for each of those Annual Meetings. During these years, our compensation philosophy has remained consistent and the design of our compensation programs has not changed in any significant manner.

Objectives of Polaris’ Compensation Program

Our executive compensation philosophy aligns executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of the compensation program for our Named Executive Officers are the following:

•	Pay for Performance: Emphasize variable compensation that is tied to our financial and stock price performance in an effort to generate and reward superior individual and collective performance;

•

Shareholder Alignment: Link executives’ incentive goals with the interests of our shareholders, provide equity-based forms of compensation and establish specific stock ownership guidelines for employees in key management positions throughout our Company;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

To achieve these objectives, we have designed an executive compensation program that is significantly weighted towards long-term goals. This approach aids us in the retention of executive officers and assures the interests of our executive officers and shareholders are aligned. Although the program emphasizes performance-based and equity-based compensation as a percentage of total direct compensation (base salary and annual and long-term incentives), we do not, however, have specific policies governing the allocation of the total direct compensation opportunity among its various components. The following table illustrates the percentage of target total direct compensation opportunity for each Named Executive Officer for 2012 represented by each compensation component:

	2012 Compensation Allocation Relative to Total Direct Compensation
Name	Base Salary (%)	Target Annual Senior Executive Plan (%)	Target Long-Term Incentive Plan (%)	Grant Date Fair Value – Stock Options (%)	Grant Date Fair Value – Performance-based Restricted Stock (%)
Scott W. Wine	13%	16%	14%	57%	0%
Michael W. Malone	15	12	11	62	0
Bennett J. Morgan	22	22	20	36	0
Stephen L. Eastman	16	10	10	41	23
James P. Williams	22	18	17	43	0

Executive Compensation Program Components

The components of our Named Executive Officers’ compensation are summarized below. All of the components, individually and collectively, are provided for the general purpose of providing a competitive compensation program that will enable us to meet our objective of attracting and retaining highly qualified executives. The more specific reasons for providing each component and each component’s key features are summarized below.

Base Salary

Purpose:

•	Provide a fixed level of compensation on which executive officers can rely

Key Features:

•	Salary levels set based on an assessment of:
¡	Level of responsibility
¡	Experience and time in position
¡	Individual performance
¡	Future potential
¡	Salary level relative to market median
¡	Internal pay equity considerations
•	Salary levels are reviewed annually by the Compensation Committee and adjusted as appropriate

Annual Cash Incentive

Purpose:

•	Provide explicit incentives to achieve or exceed annual budgeted earnings per share objectives
•	Links pay to performance
•	Performance objectives aligned with the interests of our shareholders

Key Features:

•	Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on responsibilities of position, expected level of contribution and consideration of market data
•	Maximum potential payouts established for purposes of Section 162(m) of the Internal Revenue Code (“Section 162(m)”) based on attainment of specified levels of financial performance
•

Actual payouts may be less than or equal to maximum potential payouts based on degree to which financial performance objectives are achieved and on consideration of other company, business unit and individual performance factors, and are determined by the Compensation Committee

Long-Term Incentives (Cash, Stock Options, Restricted Stock Units and Restricted Stock)

Purpose:

•	Provide executive officers with incentives to achieve multi-year financial and operational objectives
•	Link pay to financial, operational and stock price performance
•	Align executive officers’ interests with the interests of our shareholders
•	Attract and retain highly qualified executive officers

Key Features:

•	Equity and cash-based performance awards vest and pay out based on the degree to which specified financial objectives are attained over a three-year performance period
•	Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on responsibilities of position, expected level of contribution and consideration of market data
•	Prior to 2012, executive officers could elect to tie cash incentive payout amounts to stock price performance over the three-year performance period
•	Stock options provide value to executive officers only if stock price increases over the stock option term, generally ten years
•	Restricted stock vests only upon attainment of specified multi-year financial objectives and/or completion of a specified period of employment
•	All grants are approved by the Compensation Committee
•	Actual payouts are determined by the Compensation Committee

Benefits and Perquisites

Purpose:

•	Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent
•	Provide a level of retirement income and promote retirement savings in a tax-efficient manner

Key Features:

•	Participation in 401(k) plan and health and welfare plans on same terms as employees generally
•

Executive officers may participate in a non-qualified supplemental retirement savings plan and will receive an employer match up to 5% on base salary and Senior Executive Plan deferral contributions when their 401(k) participation has been limited by IRS annual contribution rules

•	Perquisites described on page 33

Post-Employment Compensation (Severance and Change in Control Arrangements)

Purpose:

•	Attract and retain highly qualified executives
•	Enable executive officers to evaluate potential transactions focused on shareholder interests
•	Provide continuity of management
•	Provide a bridge to next professional opportunity in the event of an involuntary termination

Key Features:

•	Double-trigger change in control severance arrangements
•	Single-trigger accelerated vesting of equity awards upon change in control
•	Severance for termination by the Company without cause (or for good reason by CEO)
•	Non-compete and non-solicitation restrictions following termination of employment

Determining Executive Compensation

The Process Followed by the Compensation Committee

The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program, and the Board has an opportunity to provide input to the Compensation Committee on the CEO’s compensation. The Compensation Committee meets in January or February of each year to: (i) establish the annual base salary and annual incentive compensation opportunity for each of the executive officers for the current year; (ii) determine the actual annual incentive compensation to be paid to each executive officer for services provided during the prior year; (iii) establish plan targets and performance measures for the three-year performance period beginning on January 1 of the current year for long-term incentive awards; (iv) determine the payout, if any, to be made under the long-term incentive program three-year performance period ended on the immediately preceding December 31st; and (v) determine stock option awards and any other equity-based awards to be granted to executive officers.

When making individual compensation decisions for the executive officers, the Compensation Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention concerns, the individual’s tenure and experience with our Company and in his or her current position, the recommendations of management, the individual’s current and historical compensation, the Compensation Committee’s compensation philosophy, and comparisons to other comparably situated executive officers (both those of the Company and those of the peer group companies). The Compensation Committee’s process utilizes input, analysis and review from a number of sources, including our management, other independent directors of the Board, the Compensation Committee’s independent compensation consultant, Delves, and market studies and other comparative compensation information as discussed below.

The Compensation Committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary and annual and long-term incentive targets and opportunities of the executive officers as a group and individually.

Role of Executive Officers in Determining Compensation

The Compensation Committee meets with our CEO annually to review the performance of our other executive officers. The meeting includes an in-depth review of each executive officer, achievement of individual performance objectives established at the beginning of the year and individual contributions towards achievement of our business goals. A summary of the performance review is presented to the full Board each year.

The Compensation Committee considers input from our CEO, COO, CFO, and VP–HR when developing and selecting metrics and performance objectives for our Senior Executive Plan and long-term incentive program, and evaluating performance against such pre-established metrics and objectives. The Compensation Committee also receives recommendations from our CEO, with the assistance of our VP–HR (for executive officers other than himself), regarding base salary amounts, annual and long-term incentive award amounts and equity-based incentive awards for our other executive officers. In determining the CEO’s compensation, the Compensation Committee considers comparative compensation information and input from Delves and our VP–HR.

Role of the Compensation Consultant

Delves provides the Compensation Committee with an annual compensation market analysis for the executive officers and directors; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on regulatory changes in compensation related issues and other developments and trends in executive compensation.

Market Competitiveness Review

The Compensation Committee annually reviews competitive executive compensation data based upon a report compiled by Delves. The Delves report utilized in connection with 2012 compensation actions included compensation data from the Towers Watson 2011 General Industry Executive Compensation Database and a peer group of twenty-two companies primarily engaged in the manufacturing industry with fiscal 2010 annual sales ranging from $0.4 billion to $5.1 billion (the “2011 Peer Group”). Companies in the 2011 Peer Group were selected based on size, complexity and business model relative to our Company. We believe that these criteria were effective in identifying a group of companies comparable to our Company. Our annual sales approximated the 35th percentile and our market capitalization approximated the 76th percentile of the 2011 Peer Group companies. The companies comprising the 2011 Peer Group used to establish the 2012 compensation opportunities of the executive officers are listed below:

Cooper Industries SPX Corporation Harley-Davidson, Inc. The Timken Company Flowserve Corporation Brunswick Corporation Leggett & Platt, Inc. The Valspar Company	Pentair Snap-On, Inc. Donaldson Company, Inc. Thor Industries, Inc. Regal-Beloit Corporation Briggs & Stratton Corporation Gardner Denver, Inc.	The Toro Company Olin Corporation IDEX Corporation H.B. Fuller Company Callaway Golf Company Arctic Cat, Inc. Winnebago Industries, Inc.

Delves and the Compensation Committee periodically review and update the peer group. In October 2012, the peer group was revised to include companies that reflect Polaris’ continued substantial growth in sales and business complexity. Both management and the Compensation Committee believe that the revised peer group of 24 companies (the “2012 Peer Group”) continues to provide a robust statistical set of compensation data to serve as a basis for 2013 compensation decisions. In connection with compensation decisions made in 2012, Delves utilized compensation data from the Towers Watson 2012 General Industry Executive Compensation Database and our 2012 Peer Group companies. Fiscal 2011 revenue for the revised peer group ranges from $0.5 billion to $7.1 billion. Our annual sales approximate the 37th percentile and our market capitalization on August 31, 2012 approximates the 81st percentile of the 2012 Peer Group companies. The companies comprising the 2012 Peer Group used to establish the 2013 compensation opportunities of the executive officers are listed below:

Terex Corporation	The Valspar Corporation	Gardner Denver, Inc.
Borg Warner, Inc.	Leggett & Platt, Inc.	Briggs & Stratton Corporation
Mattel, Inc.	Brunswick Corporation	The Toro Company
Harley-Davidson, Inc.	Pentair, Ltd.	IDEX Corporation
The Timken Company	Thor Industries, Inc.	H.B. Fuller Company
Flowserve Corporation	Regal-Beloit Corporation	Herman Miller, Inc.
SPX Corporation	Snap-On, Inc.	Columbia Sportswear Co.
Hasbro Inc.	Donaldson Company, Inc.	Arctic Cat, Inc.

The Delves report provides the Compensation Committee with market information at the 25th, median and 75th percentiles for each executive officer position and pay component, and for total direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer to the market amounts, which reflect an averaging of the peer group data and the data contained in the surveys utilized. This market information is an important element reviewed by the Compensation Committee, which generally intends to target base salaries for our executive officers at the market median for comparable positions as set forth in the report. However, for an executive officer who is new in his or her position and job-level, the Compensation Committee’s philosophy is to set a base salary below the market median, and to approximate it to the median over an appropriate period of time, assuming performance warrants such increases. The elements of annual and long-term incentive opportunities of total direct compensation are generally set between the market median and 75th percentile for each component, with the specific target level determined in part based on a review of our performance over the previous year. The Compensation Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

2012 Compensation Determinations for the Named Executive Officers

2012 Base Salaries

The Summary Compensation Table on page 36 sets forth the actual base salary earned by each of our Named Executive Officers during 2012. Actual base salary increases have generally gone into effect on the anniversary of the executive’s date of hire. Beginning in 2013, base salary increases will go into effect on April 1 for all employees, including the Named Executive Officers. The following table summarizes their annualized base salaries as established by the Compensation Committee in January 2012, and the percentage change from their previous base salary levels.

Name	Annualized Base Salary 2012 ($)	Percentage Increase (%)
Scott W. Wine	$ 915,000	14%
Michael W. Malone	425,000	8
Bennett J. Morgan	525,000	14
Stephen L. Eastman	280,000	N/A
James P. Williams	340,000	5

The base salary increases for Messrs. Wine, Malone and Morgan bring their respective base salaries closer to the market median and were intended to reward them for their role in our performance during 2011. Mr. Eastman’s starting base salary upon his hire in February 2012 was positioned slightly below the market median, consistent with our compensation philosophy. Mr. Williams’ base salary is slightly above the market median commensurate with his experience.

2012 Annual Incentive Compensation

Our Named Executive Officers and other members of senior management selected by the Compensation Committee are eligible to earn annual cash incentive compensation under our Senior Executive Plan, rather than under our broad-based annual profit sharing plan. Cash incentives to participants in the Senior Executive Plan are payable only if and to the degree we achieve an annual financial performance objective determined by the Compensation Committee.

The Senior Executive Plan for 2012 has been structured in a manner similar to that in place for 2011, except that Mr. Wine’s target payout opportunity moved from 100% to 125% of base salary due to the recent growth of our company and his increase in responsibility. As in previous years, the Compensation Committee selected earnings from continuing operations per diluted share as the performance metric to be used for purposes of the Senior Executive Plan because: (i) it is a well-understood financial measure that is communicated in the public disclosure of our financial results; (ii) it is the same metric used for purposes of determining payouts under our broad-based annual profit sharing plan; and (iii) the Compensation Committee believes that this financial measure significantly influences our stock price performance and its use effectively aligns the interests of executive officers and shareholders.

Cash incentives to our Named Executive Officers under the Senior Executive Plan are intended to be qualified performance-based compensation for purposes of Section 162(m). For that purpose, the Compensation Committee establishes a formula to determine the maximum amount that may be paid under the Senior Executive Plan to each of our Named Executive Officers. For 2012, the maximum Section 162(m) payout established for Mr. Wine was equal to 250% of base salary and for each of the other Named Executive Officers was equal to 200% of base salary, and was payable if earnings from continuing operations per diluted share for 2012 equaled or exceeded the threshold amount of $3.08.

The Compensation Committee has the discretion to pay incentive amounts to the Named Executive Officers under the Senior Executive Plan that are less than the maximum Section 162(m) payouts, and typically expects to exercise that discretion. In determining whether and to what degree to exercise its discretion to approve payments that are less than the maximum Section 162(m) payouts that could be made, the Compensation Committee gives primary consideration to the annual incentive amount that would be payable to the Named Executive Officers based on the application of a performance matrix described below that is utilized to determine payouts to Senior Executive Plan participants other than the Named Executive Officers and to provide guidance regarding payouts to the Named Executive Officers. The Compensation Committee may also consider factors such as: (i) corporate performance against specific strategic priorities established for the year; (ii) corporate performance relative to competitors; (iii) performance of the business unit or department for which the executive is responsible or to which the executive is assigned; and (iv) individual achievement of pre-established objectives and contributions to strengthening our business.

The performance matrix utilized by the Compensation Committee for purposes of the Senior Executive Plan for the 2012 performance period established suggested payout amounts for the Named Executive Officers (expressed as a percentage of base salary for the year in which performance occurs) that correspond to various levels of adjusted earnings from continuing operations per diluted share that we might achieve during the annual performance period. In determining the Company’s performance for purposes of the performance matrix, the Compensation Committee may adjust earnings from continuing operations to take into account certain unusual events such as acquisitions, dispositions, restructurings, and legal settlements, but did not elect to do so for 2012. The following table summarizes the suggested payouts for our Named Executive Officers under the performance matrix for 2012:

Plan Design Performance Matrix

Recommended Payouts

(as a % of base salary)

Earnings from Continuing Operations per Diluted Share	Mr. Wine (%)	Mr. Morgan (%)	Messrs. Malone and Williams (%)	Mr. Eastman (%)
40% or more above target (maximum)	250%	200%	160%	130%
20% above target	188	150	120	97.5
10% above target	156	125	100	81.3
Target	125	100	80	65
10% below target	70	60	60	42.5
20% below target (threshold)	20	20	20	20
<20% below target	0	0	0	0

As disclosed in the above chart, the incremental changes above and below target disproportionately penalize the failure to achieve target level earnings. For example, if earnings from continuing operations per diluted share is 10% below target then payout for Mr. Wine is reduced by 55 percentage points while Mr. Morgan’s is reduced 40 percentage points; however, if earnings from continuing operations per diluted share is 10% above target, then payouts only increase by 31 percentage points for Mr. Wine and 25 percentage points for Mr. Morgan. To determine the range of earnings from continuing operations per diluted share to be used in 2012 in the performance matrix, the Compensation Committee reviewed the market for the products we sell, the general economic environment and our internal operating plan for the upcoming year. Consistent with our pay-for- performance philosophy, the Compensation Committee sets challenging objectives in order to focus executive officers on delivering a high level of performance. For 2012, the target level of performance as specified in the performance matrix required the Company to achieve earnings from continuing operations per diluted share of $3.85, an amount 20.3% greater than the $3.20 amount we achieved in 2011. For 2012, the Company attained earnings from continuing operations per diluted share of $4.40.

The percentages utilized for any participant for these purposes were based on the respective executive’s level of responsibility, expected level of contribution and the Compensation Committee’s general intention to target annual incentive compensation between the market median and 75th percentile levels for comparable positions when financial targets are achieved.

Because our earnings from continuing operations per diluted share for 2012 of $4.40 per share exceeded the target level performance in the performance matrix by 14%, the suggested payouts derived from the performance matrix for the Named Executive Officers were 169% of base salary for Mr. Wine, 135% for Mr. Morgan, 108% of base salary for Messrs. Malone and Williams, and 87.8% for Mr. Eastman. For purposes of assessing whether to pay less than the maximum Section 162(m) payout amounts, the Compensation Committee considered several factors, including the payout amounts suggested by the performance matrix for the Named Executive Officers, our financial performance and total shareholder return relative to our 2012 Peer Group, Mr. Wine’s assessment of the individual performance of the other Named Executive Officers, and the Compensation Committee’s own assessment of Mr. Wine’s individual performance. The Compensation Committee approved payouts to Messrs. Wine, Eastman and Williams equal to the amounts suggested by the performance matrix and consistent with an outstanding performance year. The Committee positively adjusted the payout amounts suggested by the performance matrix for Messrs. Morgan and Malone for their significant contributions and in recognition of their long-term and consistent leadership of the Company. The following table shows the actual amount paid in March 2013 and the payout as percentage of base salary for each of our Named Executive Officers:

Name	2012 Annual Incentive Amount Paid ($)	2012 Annual Incentive Payout as % of Base Salary
Scott W. Wine	$1,546,350	169.0%
Michael W. Malone	500,000	120.6
Bennett J. Morgan	800,000	157.6
Stephen L. Eastman(1)	222,075	87.8
James P. Williams	362,838	108.0

(1)	Mr. Eastman joined the Company in February 2012 and was eligible to receive a pro-rated incentive award for 2012 based on his earned base salary.

2012 Long-Term Compensation

Overview.    Long-term compensation awarded by the Company has historically included both long-term cash-based incentive awards under the LTIP and equity-based awards under the Omnibus Plan. For 2012, however, cash-based awards under the LTIP (the amount of which could be linked to the performance of our stock price over the performance period) were replaced with awards of performance restricted stock units (PRSUs) under the Omnibus Plan, some or all of which may be earned during the performance period and paid out in shares of stock at the end of the performance period. In terms of the applicable performance period and performance goals, the PRSUs granted in 2012 were structured in a manner similar to that in place for the LTIP awards granted in prior years.

The Compensation Committee believes that stock options effectively align the financial interest of our executive officers with those of our shareholders because stock options provide value only to the extent that the price of our common stock has appreciated over the option term. The Compensation Committee generally expects to provide long-term compensation opportunities to Named Executive Officers in the form of stock options, calculated using the grant date fair value of the stock options, and either LTIP awards (prior to 2012) or PRSUs (beginning in 2012). The Compensation Committee provides a blended ratio between the types of awards that may vary depending on individual circumstances, as discussed below. The grant date fair value of the 2012 equity awards to the Named Executive Officers was intended to position the target value of each individual’s total 2012 long-term compensation at or near the market 75th percentile, in recognition of our performance during 2011.

In addition to annual option and LTIP or PRSU awards, we also make awards of restricted stock from time to time on a selective and limited basis under the Omnibus Plan, generally in connection with promotions, individual outstanding performance, hiring of new executives and extensions of existing employment arrangements.

Long-Term Incentive Award—Performance Restricted Stock Unit Awards (PRSUs).    Each of our current Named Executive Officers receives an award of PRSUs at the beginning of a three consecutive fiscal year performance period, and these PRSUs may be earned during the course of the performance period based on level of achievement against the performance objective specified at the beginning of the performance period. In determining the performance objective for the PRSU award, the Compensation Committee evaluates the external economic environment, the anticipated demand for the products we sell and our long-term business plan. All earned and vested PRSUs will be paid out in the form of one share for each earned and vested PRSU.

The Compensation Committee approves the PRSU awards in January or February of each year for each Named Executive Officer based on a percentage of that individual’s then current annual base salary. For 2012, as was the case with LTIP awards made in previous years, the Compensation Committee decided to use the same percentage of a Named Executive Officer’s base salary for setting the PRSU target award as was used for setting target payouts under the performance matrix of the Senior Executive Plan, for the same reasons as discussed in connection with the Senior Executive Plan. For the reasons discussed earlier, this meant that Mr. Wine’s target payout for his 2012 PRSU award moved from 100% to 125% of base salary for 2012.

Because the compensation associated with PRSU awards is intended to be deductible under Section 162(m), the maximum number of PRSUs that may be earned over the 2012-2014 performance period by each Named Executive Officer will be specified in the applicable award agreement and will have a grant date fair value equal to 200% of the target payout for the 2012 awards, and the applicable performance goal will be our achievement of a 12% return on invested capital for the last year of that performance period. Because the number of PRSUs specified in each award agreement represents the maximum number that may be earned, the Compensation Committee has the discretion to determine that a lesser number of PRSUs shall be earned and vested, and expects to determine whether and to what degree a lesser number of PRSUs will be earned and vested based on the degree to which goals involving our sales, operating income as a percentage of sales, and net income from continuing operations for the last year of the 2012-2014 performance period are achieved.

For PRSU awards made during 2012, the following table summarizes the recommended PRSU threshold, target and maximum payouts for each Named Executive Officer:

PRSU Performance Period 2012-2014

Name	Threshold Stock Units (#)	Target Stock Units (#)	Maximum Stock Units (#)
Scott W. Wine	1,794	14,353	28,706
Michael W. Malone	567	4,536	9,072
Bennett J. Morgan	825	6,603	13,206
Stephen L. Eastman(1)	318	2,540	5,080
James P. Williams	466	3,732	7,464

(1)	Mr. Eastman joined the Company in January 2012 and was eligible to receive a pro-rated PRSU award for the 2012-2014 performance period based on his annualized 2012 base salary.

For 2012 PRSU awards, return on invested capital is calculated by dividing the Company’s net income from continuing operations by the Company’s average total assets minus cash minus current liabilities. In establishing this metric, the Compensation Committee specified that adjustments would be made if certain unusual events were to occur (such as acquisitions, dispositions, restructurings and legal settlements). If this performance goal is satisfied, the Compensation Committee expects to exercise its discretion to adjust downward the number of earned and vested PRSUs based on the degree to which the Company has achieved additional performance goals that are a function of the level of Polaris’ 2014 sales, net income from continuing operations and operating income expressed as a percentage of sales. These additional performance goals established by the Compensation Committee at the beginning of 2012 for the final year of the 2012-2014 performance period for the purpose of calculating recommended payouts are set forth in the following table, and reflect substantial growth in each financial measure as compared to 2011 sales of $2,656.9 million, net income from continuing operations of $227.6 million and operating income as a percentage of sales of 13.2%. The relative weightings of the various additional performance goals to be used for purposes of calculating recommended payout amounts are also included in the table:

	2014 Net Income from Continuing Operations ($ millions)	Percent of Target Paid Out (%)	2014 Operating Income as a Percent of Sales (%)	Percent Of Target Paid Out (%)	2014 Sales ($ millions)	Percent of Target Paid Out (%)
Threshold(1)	$263	25.0%	13.5%	12.5%	$2,900	12.5%
Target(1)	320	50.0	14.5	25.0	3,275	25.0
Maximum(1)	393	100.0	15.5	50.0	4,050	50.0

(1)	Percentage payouts for performance between any of the specified levels will be determined on a pro rata basis.

As an example of how Mr. Wine’s PRSUs will be determined to be earned and vested, assume that the 2014 return on invested capital is greater than 12%, that net income from continuing operations in 2014 is $320 million, operating income as a percentage of sales in 2014 is 13.5% and sales in 2013 is $3,275 million. The number of earned PRSUs that would be eligible to vest and be settled in an equal number of shares based on satisfaction of the return on invested capital performance goal is 28,706. The Compensation Committee would then expect to exercise its discretion to adjust that number downward based on the Company’s performance against the additional financial goals, and that adjusted number of earned and vested PRSUs would be determined as follows:

14,353 (# of target stock units) x (50% + 12.5% + 25%) = 12,559 units

Payouts to the Named Executive Officers for the 2010 LTIP grant for the three year performance period that ended December 31, 2012 are summarized in the Option Exercises and Stock Vested in 2012 table on page 45.

2012 Stock Option Awards.    Annual stock options awards were granted to Messrs. Wine, Malone, Morgan and Williams on February 1, 2012. Mr. Eastman also received a stock option award on February 6, 2012, his date of hire. The number of shares subject to each stock option award is based on the Compensation Committee’s assessment of our operating performance and each individual’s retention risk and performance, considering the same factors described on page 26 in connection with the determination of annual incentive compensation, and on competitive market data provided by Delves as discussed earlier. The stock options granted have a ten-year life. The awards vest in two equal installments on the second and fourth anniversaries of the grant date. The awards for Messrs. Wine, Malone, Morgan and Williams have an exercise price of $65.57 and the award for Mr. Eastman has an exercise price of $68.20. The awards have an exercise price equal to the fair market value of a share of our common stock on the date of the grant. The number of shares subject to each Named Executive Officer’s 2012 stock option award was as follows:

Named Executive Officer	Number of Shares Subject to Stock Option
Scott W. Wine	180,000
Michael W. Malone	38,000
Bennett J. Morgan	75,000
Stephen L. Eastman	30,000
James P. Williams	28,000

Our stock option grant practices are designed to ensure that stock option awards approved by the Compensation Committee at its January or February meeting, will have an effective grant date occurring after our release of year-end financial results. We do not engage in the backdating, cancellation or re-pricing of stock options and have not engaged in such practices in the past.

2012 Restricted Stock Awards.    A performance-based restricted stock award of 6,000 shares was awarded to Mr. Eastman on February 6, 2012 upon his commencement of employment as an incentive to join the Company. Assuming continuous employment, all shares will vest on February 6, 2015 if we achieve the specified net income and operating income as a percentage of sales goals for the year ending December 31, 2014, or will vest on February 6, 2016 if we achieve more rigorous net income and operating income as a percentage of sales goals for the year ending December  31, 2015. If the goals are not achieved by either date, the shares will be forfeited.

Overview of 2013 Executive Compensation Program

In January 2013, our Compensation Committee determined the components, design and performance objectives of our 2013 executive compensation program.

2013 Base Salaries

The Compensation Committee approved the following annualized base salaries for the Named Executive Officers for 2013, which adjustments shall become effective April 1, 2013:

Name	Annualized Base Salary 2013 ($)	Percentage Increase (%)
Scott W. Wine	$950,000	3.8%
Michael W. Malone	450,000	5.9
Bennett J. Morgan	575,000	9.5
Stephen L. Eastman	300,000	7.1
James P. Williams	355,000	4.4

The base salary increases for the Named Executive Officers are intended to reward them for their role in our performance during 2012 and to maintain market competitiveness. These increases generally position our Named Executive Officers at or near the market median of the combined average of the Towers Watson 2012 General Industry Executive Compensation Data Base and our 2012 Peer Group.

2013 Annual Incentive Compensation

The Senior Executive Plan for 2013 has been structured in a manner similar to that in place for 2012. Earnings from continuing operations per diluted share was again designated as the financial metric to be used for purposes of the performance matrix and establishing the maximum Section 162(m) payout amounts, and the earnings performance to be achieved for a target-level payout in the performance matrix was set at a level appreciably higher than our actual 2012 performance. Threshold level payouts of 20% of base salary under the performance matrix were again set at 80% of target-level earnings performance, and a maximum payout level of 200% of target-level payouts was again established at 140% of target-level earnings performance. For purposes of maintaining deductibility of annual incentive compensation under Section 162(m), the maximum Section 162(m) payout amounts for the Named Executive Officers were set at 200% (250% for Mr. Wine) of base salary if a specified level of earnings from continuing operations per diluted share objective were achieved. As in the past, the performance matrix is expected to be used by the Compensation Committee to guide the exercise of its discretion as to whether and to what degree it will reduce annual incentive payouts below the level of the maximum Section 162(m) payout amounts. In determining the Company’s performance for purposes of the performance matrix and the maximum Section 162(m) payout amounts, the Compensation Committee will adjust to take into account certain unusual events such as acquisitions, dispositions, restructurings, and legal settlements.

2013 Long-Term Compensation

Performance Restricted Stock Units.    The 2013 long-term incentive awards have been structured in a manner similar to that in place for 2012. For the 2013-2015 performance period, the Compensation Committee has granted PRSUs, some or all of which may be earned and vested at the end of the performance period and will be paid out in the form of one share for each earned and vested PRSU.

2013 Stock Option Awards.    The Compensation Committee also awarded stock options to the Named Executive Officers effective January 30, 2013. The stock options granted have a ten-year life, vest in two equal installments on the second and fourth anniversaries of the date of grant, and have an exercise price of $86.45 per share, the fair market value of a share of our common stock on the date of the grant. The number of shares subject to the stock options granted was as follows:

Named Executive Officer	2013 Stock Options Granted
Scott W. Wine	163,000
Michael W. Malone	30,000
Bennett J. Morgan	60,000
Stephen L. Eastman	12,000
James P. Williams	20,000

Other Executive Compensation Arrangements, Policies and Practices

Health, Welfare and Retirement Benefits

We provide a full range of benefits to our Named Executive Officers, including the standard medical, dental and disability benefits available to our employees generally. We also sponsor a qualified 401(k) Plan in which our Named Executive Officers may participate on the same basis as our employees generally, and which allows participants to make plan contributions on a pre-tax basis and to which we make Company-matching contributions dollar-for-dollar with employee contributions up to 5% of covered compensation.

Because the application of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code prevents our senior executives from fully contributing to the 401(k) Plan and receiving the full Company match, we have adopted a Supplemental Retirement/Savings Plan (“SERP”) intended to restore contributions lost because of the application of this annual compensation limit. The SERP provides executives who participate in the 401(k) Plan, including the Named Executive Officers, with the opportunity to defer up to 50% of their base salary and up to 100% of amounts payable under the Senior Executive Plan and the cash LTIP by making contributions to the SERP. Typically, base salary and Senior Executive Plan deferral contributions are matched by the Company as if they had been made under the 401(k) Plan on a dollar-for-dollar basis up to 5% of covered compensation. The SERP is provided to assist executives in accumulating funds on a tax-advantaged basis for retirement and is consistent with observed competitive practices of similarly situated companies.

We do not maintain a defined benefit pension plan or a defined benefit supplemental pension plan for our executive officers.

Perquisites

We provide a limited number of perquisites and personal benefits to our executive officers, generally in an effort to remain competitive with similarly situated companies. These perquisites and personal benefits consist of:

•	Reimbursement of club entrance/initiation fees and monthly club dues;

•	Reimbursement of tax, estate and financial planning fees;

•	Reimbursement of relocation expenses, and tax gross-ups for certain such expenses;

•

Supplemental family medical and dental coverage up to $50,000 a year through the Exec-U-Care program, which covers annual expenses not covered under the basic medical and dental benefit plans that are available to Company employees generally, and reimbursement of the cost of annual physicals at the Mayo Clinic for each executive officer and spouse; and

•

Temporary use of Polaris products to encourage a first-hand understanding of the riding experience of our customers and to provide executive officers with an opportunity to evaluate product design and efficiency, along with related parts, garments and accessories.

Severance Arrangements

We have entered into severance arrangements with the executive officers, which provide for certain benefits in the event an executive officer is involuntarily terminated without cause, terminated in connection with a change in control or, in the case of our CEO, if he terminates his employment for good reason. The severance arrangements with our CEO were established as part of the negotiations of his initial employment terms. The severance arrangements are intended to:

•	Allow executive officers to weigh potential transactions focused on shareholder interests and not personal interests;

•	Provide executive officers with a measure of security in the event of an actual or potential change in corporate ownership or control; and

•	Provide executive officers with a bridge to their next professional opportunity.

The benefits provided under the severance arrangements were determined by reference to common market practices based on a 2007 survey completed by our former compensation consultant, Hewitt Associates, Inc. The severance arrangements were subsequently reviewed in 2010 by Delves. The design and structure of the severance arrangements do not have any impact on the other elements of compensation provided to the executive officers.

The severance arrangements are described in more detail beginning on page 47 under the caption entitled “Potential Payments Upon Termination or Change-in-Control.”

Clawback Policy

Our “clawback” policy requires reimbursement or cancellation of cash incentive compensation awarded to any of our executive officers subject to Section 16 of the Securities Exchange Act if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, and if the award or payout was predicated upon the achievement of financial results that were restated. The policy applies to awards and payouts received during the three-year period prior to the date we are required to prepare the restatement and requires reimbursement or cancellation of the amount of the award or payout, net of taxes, in excess of what would have been granted or paid based on the actual results. The Compensation Committee has authority to reduce the amount subject to clawback as it deems appropriate.

Deductibility of Compensation

Section 162(m) generally does not allow a publicly held company to take a tax deduction for compensation of more than $1 million paid in any taxable year to certain “covered employees” unless such compensation is considered “performance-based.” For purposes of Section 162(m), the group of “covered employees” consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer. The Compensation Committee generally intends to comply with the requirements of Section 162(m) with respect to compensation in excess of $1 million paid under the Senior Executive Plan, the LTIP and the Omnibus Plan in order to qualify such compensation as “performance-based” and therefore deductible under Section 162(m). However, the Compensation Committee has and may elect to provide compensation that is not deductible under Section 162(m) when necessary to achieve its compensation objectives.

Stock Ownership Guidelines

The Compensation Committee believes that an important means of aligning the interests of our executive officers, including our Named Executive Officers, with the interests of our shareholders is to ensure that they own significant amounts of our common stock. As a result, we have adopted stock ownership guidelines to provide that each executive officer is expected to own, directly or indirectly, a specified number of shares of common stock (which may include unvested shares subject to restricted stock awards). The requirement for our CEO is 120,000 shares, for our COO and our CFO, 60,000 shares and for each other executive officer 30,000 shares. Each executive officer is expected to satisfy the stock ownership guidelines within four years following the date he or she becomes an executive officer or the adoption of the guidelines, whichever is later. Until the applicable guideline is met, an executive officer is required to retain 50% of the shares (net of taxes) received as the result of a stock option exercise or a restricted stock or restricted stock unit vesting. The following chart sets forth the stock ownership of each of our Named Executive Officers as of December 31, 2012 relative to the stock ownership guidelines:

Name	Stock Ownership Guidelines (# Shares)	Shares of Common Stock and Restricted Share Awards Held as of December 31, 2012	Stock Ownership Guideline Met?
Scott W. Wine	120,000	249,831	Yes
Michael W. Malone	60,000	140,940	Yes
Bennett J. Morgan	60,000	154,419	Yes
Stephen L. Eastman	30,000	6,000	No	(1)
James P. Williams	30,000	30,000	Yes

(1)	We expect that Mr. Eastman will satisfy the stock ownership guidelines prior to February 2016, four years after the date he became an executive officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the Board in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our stock option, restricted share and other equity-based plans, reviews the compensation of directors, Named Executive Officers and senior management, and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this Compensation Committee Report.

In performing its oversight responsibilities, the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2013 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

Robert L. Caulk, Chair

Annette K. Clayton

Brian C. Cornell

William Grant Van Dyke

Compensation Risk Assessment

Management conducted a risk assessment of our employee compensation policies and practices, including those that apply to our executive officers. Management reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.

Management discussed the findings of the risk assessment with the Compensation Committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

The following table shows, for the fiscal years ended December 31, 2010, 2011 and 2012, the annual compensation paid to or earned by our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total($)
Scott W. Wine	2012	$915,000	$0	$999,974	$4,166,388	$1,546,350	$158,676	$7,786,388
Chairman and	2011	790,769	0	2,987,600	1,746,310	1,581,538	121,133	7,227,350
Chief Executive Officer	2010	654,558	0	575,000	1,169,776	1,145,476	85,417	3,621,784
(Principal Executive Officer)

Michael W. Malone	2012	414,615	0	316,023	879,571	500,000	73,970	2,184,179
Vice President – Finance and	2011	389,808	0	304,000	671,658	561,323	77,969	2,004,758
Chief Financial Officer	2010	378,269	0	300,000	365,555	484,185	52,101	1,580,110
(Principal Financial Officer)

Bennett J. Morgan	2012	507,500	0	460,031	1,735,995	800,000	98,167	3,601,693
President and Chief	2011	450,577	0	425,000	1,343,315	901,154	98,467	3,218,513
Operating Officer	2010	418,269	0	400,000	877,332	731,971	56,301	2,483,873

Stephen L. Eastman(7)	2012	253,077	100,000	586,162	727,572	222,075	20,865	1,909,751
Vice President – Parts, Garments and Accessories

James P. Williams(7)	2012	335,961	0	260,008	648,105	362,838	95,492	1,702,404
Vice President – Human Resources	2011	243,750	50,000	1,558,333	634,386	375,375	322,887	3,184,731

(1)

Amounts shown in this column include elective contributions under the 401(k) Plan and SERP for Messrs. Wine, Malone, Morgan, Eastman and Williams in the amount of $73,200, $22,362, $25,375, $11,308, and $22,105, respectively.

(2)	The amounts shown in this column represent signing bonuses paid upon commencement of employment for Mr. Eastman in February 2012 and for Mr. Williams in April 2011.

(3)

Amounts shown in this column represent the aggregate grant date fair value of PRSUs, LTIP stock unit awards and time-based and performance-based restricted stock awards granted to each of our Named Executive Officers in the fiscal years indicated. The calculation of the grant date fair value amounts for PRSU and LTIP stock unit awards assumes target-level performance against the specified PRSU and LTIP financial goals and is calculated in accordance with FASB ASC Topic 718 based on the closing market price of our common stock on the applicable measurement date for the award. If instead the amounts were calculated assuming maximum-level performance, the grant date fair value of the 2012 PRSU awards would have been as follows: for Mr. Wine, $1,999,947; for Mr. Malone, $632,046; for Mr. Morgan; $920,062; for Mr. Eastman, $353,924, and for Mr. Williams, $520,017. The time-based and performance-based restricted stock awards reported in this column reflect the aggregate grant date fair value of the restricted stock and performance shares granted in 2012, 2011 and 2010 computed in accordance with FASB ASC Topic 718, based on the closing market price of our common stock on the grant date. The actual value ultimately realized by our Named Executive Officers with respect to these PRSU, LTIP and performance-based awards will depend on our actual performance against the specified financial goals and the market value of our common stock on the last day of the performance period, and may differ substantially from the grant date fair values shown. Additional information regarding the 2012 awards is set forth below under the caption “Grants of Plan-Based Awards in 2012” on page 38.

(4)

Amounts shown in this column represent the grant date fair value of stock option awards granted to each of our Named Executive Officers in the fiscal years indicated. Grant date fair value is calculated in accordance with the requirements of FASB ASC Topic 718 using the Black-Scholes method. The assumptions used in determining the grant date fair value of the awards are set forth in Note 2 to the financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(5)

Amounts shown in this column represent payments under the Senior Executive Plan, which are reported for the year in which the related services were performed. Additional information about these payments is set forth under the caption “2012 Annual Incentive Compensation” on page 26.

(6)

Amounts shown in this column include Company matching contributions to the 401(k) Plan and SERP, life insurance premiums and the aggregate incremental cost to us of the following perquisites: club memberships and dues, financial planning and tax preparation services, relocation benefits, Exec-U-Care supplemental health and dental coverage, annual physicals, the use of Company products and the receipt of related parts, garments and accessories. These perquisites are described in further detail under the caption “Perquisites” on page 33. Additional detail regarding the components of the amounts shown for 2012 for each of our Named Executive Officers is provided below in the “All Other Compensation Table.”

(7)

Mr. Eastman was hired in February 2012, so his compensation information for 2012 reflects only the portion of the year after his hiring. Mr. Williams was hired in April 2011, so his compensation information for 2011 reflects only the portion of the year after his hiring.

All Other Compensation Table

The following table provides additional information on the amounts reported in the All Other Compensation column of the Summary Compensation Table for 2012.

	2012 Amount of All Other Compensation ($)
	S. Wine	M. Malone	B. Morgan	S. Eastman	J. Williams
Financial Planning (Reimbursement)	$14,400	$10,000	$11,138	$1,250	$6,975
Club Initiation Fees and Monthly Dues (Reimbursement)	8,867	537	7,050	6,608	6,348
Relocation Expenses	0	0	0	0	25,778
Life Insurance Policy Premiums	546	546	546	470	546
Exec-U-Care Premiums	1,116	7,233	8,940	151	6,495
Annual Physicals (Executive and Spouse)	7,864	6,072	0	0	17,688
401(k) Plan Matching Contributions by Company	12,500	12,500	12,500	11,308	12,500
SERP Matching Contributions by Company	112,327	36,297	57,833	0	14,298
Use of Polaris Products(1)	0	0	0	0	0
Polaris Parts, Garments and Accessories	1,056	785	160	1,078	2,864
Total	$158,676	$73,970	$98,167	$20,865	$95,492

(1)

Each year, the CEO and the President and COO are provided with the use of up to 12 Polaris products and other executive officers are provided with use of up to six Polaris products. The products used by our executive officers are either returned to the Company or purchased at a price greater than cost at the end of a defined usage period. We sell the returned products to dealers at an amount greater than the cost of such products to the Company. As a result, there is no aggregate incremental cost to the Company associated with such use.

GRANTS OF PLAN-BASED AWARDS IN 2012

The following table summarizes each grant of an equity or non-equity incentive award during 2012 to each of our Named Executive Officers.

Name	Grant Date	Approval Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Scott W. Wine	2/1/2012	2/1/2012	$183,000	$1,143,750	$2,287,500
	2/14/2012	2/14/2012				1,794	14,353	28,706			$999,974
	2/1/2012	2/1/2012							180,000	65.57	4,166,388

Michael W. Malone	2/1/2012	2/1/2012	82,923	331,692	829,230
	2/14/2012	2/14/2012				567	4,536	9,072			316,023
	2/1/2012	2/1/2012							38,000	65.57	879,571

Bennett J. Morgan	2/1/2012	2/1/2012	101,500	507,500	1,015,000
	2/14/2012	2/14/2012				825	6,603	13,206			460,031
	2/1/2012	2/1/2012							75,000	65.57	1,735,995

Stephen L. Eastman(4)	2/6/2012	2/1/2012	50,615	164,500	506,164
	2/14/2012	2/14/2012				318	2,540	5,080			176,962
							6,000				409,200
	2/6/2012	2/1/2012							30,000	68.20	727,572

James P. Williams	2/1/2012	2/1/2012	67,192	268,769	671,922
	2/14/2012	2/14/2012				467	3,732	7,464			260,008
	2/1/2012	2/1/2012							28,000	65.57	648,105

(1)

Amounts in these columns represent potential payouts under the Senior Executive Plan, which is our annual cash incentive plan, based on the achievement of specified financial and other goals. The threshold payouts are 20% of base salary and the target payouts range from 65% to 125% of base salary among our Named Executive Officers. The maximum payouts represent the maximum Section 162(m) payout amounts, which for Mr. Wine is 250% of base salary and for each other individual is 200% of base salary. See “2012 Annual Incentive Compensation” on page 26. These estimated payout amounts are based on each Named Executive Officer’s salary for the year in which performance occurs. The actual amount earned in 2012 by each Named Executive Officer (and paid in March 2013) under the Senior Executive Plan is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Amounts in these columns for each Named Executive Officer represent the number of PRSUs that may be earned and vested based on the degree to which the financial goals are attained. The threshold number of units that may be earned is 12.5% of target, and the maximum Section 162(m) number of units that may be earned is 200% of target. The target number units for each individual is based on a specified percentage of that Named Executive Officer’s salary on the date of the award converted into stock units at a price of $69.67, the closing market price of a share of common stock at the applicable measurement date for the award. The additional amount shown in the “Target” column for Mr. Eastman represents shares of performance-based restricted stock awarded on February 6, 2012.

(3)

Each amount reported in this column represents the grant date fair value of the applicable award. The calculation of the grant date fair value of the PRSUs and the performance-based restricted stock awards discussed in note (2) is based upon our assessment of the most probable outcome of the respective performance conditions. The actual amounts that will be received by our Named Executive Officers with respect to these performance-based awards will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was deemed probable at the date of grant.

(4)

Mr. Eastman began his employment with the Company on February 6, 2012. His estimated potential payouts under the Senior Executive Plan as described in note (1) are based on his partial year salary from February 6, 2012 through December 31, 2012, and his estimated future payout amounts with respect to his PRSU award as described in note (2) are prorated amounts based on the portion of the applicable performance period during which he will be employed.

Additional Information About Plans and Agreements Affecting Reported Compensation

The following additional information is provided regarding various plans and agreements that affect the compensation information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards in 2012 table above.

Offer Letters

We entered into an offer letter agreement with Mr. Eastman in connection with his hiring that provides for an annual base salary, subject to annual review, and generally provides for ongoing participation in incentive compensation, equity-based compensation and benefit plans. Mr. Eastman’s letter agreement also provided for payment of a signing bonus that would be repayable on a pro rata basis if he were to resign within one year.

Incentive Plan Awards

Senior Executive Plan.    Annual cash incentive compensation awards are made to each of our Named Executive Officers and other eligible employees pursuant to the shareholder-approved Senior Executive Plan. The Senior Executive Plan provides for the payment of awards to participants selected by the Compensation Committee to the degree we, or any subsidiary, business unit or geographic region thereof, achieves performance objectives specified by the Compensation Committee at the beginning of a calendar year performance period. The performance objectives are to be based on one or more shareholder-approved business criteria specified in the Senior Executive Plan. In establishing our performance goals, the Compensation Committee provides that adjustments will be made for specified unusual events such as acquisitions, dispositions, restructurings and legal settlements. Although all awards are payable in cash, they may be denominated in cash and/or in units with a value equivalent to a share of our common stock. The maximum amount payable to any participant under the Senior Executive Plan for any one-year performance period is $2,500,000. The Senior Executive Plan is to be administered by the Compensation Committee in a manner intended to qualify awards as “performance-based compensation” for purposes of Section 162(m).

Additional information about Senior Incentive Plan awards made in 2012 to our Named Executive Officers, including the performance objectives established by the Compensation Committee and the determination of amounts to be paid, is provided under the caption “2012 Annual Incentive Compensation” on page 26. The estimated threshold, target and maximum payments under the Senior Executive Plan for 2012 are reflected in the “Estimated Potential Payouts Under Non-Equity Incentive Plan Awards” columns in the Grants of Plan-Based Awards in 2012 table above. The amounts actually paid in connection with Senior Executive Plan awards during each of the years 2010-2012 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

PRSUs and LTIP.    Long-term incentive compensation awards are made to each of our Named Executive Officers and other eligible employees in the form of PRSUs pursuant to the shareholder-approved 2007 Omnibus Incentive Plan (“Omnibus Plan”) or in the form of cash-based awards under the shareholder-approved LTIP. Performance-based awards under the Omnibus Plan and LTIP are to be administered by the Compensation Committee in a manner intended to qualify awards as “performance-based compensation” for purposes of Section 162(m). The PRSU and LTIP awards to participants selected by the Compensation Committee will pay out to the degree that we, or any subsidiary, business unit or geographic region thereof, achieve performance objectives specified by the Compensation Committee at the beginning of a three consecutive calendar year performance period. The performance objectives are to be based on one or more shareholder-approved business criteria specified in the Omnibus Plan or LTIP. In establishing our performance goals, the Compensation Committee provides that adjustments will be made for specified unusual events such as acquisitions, dispositions, restructurings and legal settlements.

PRSUs, which were awarded in 2012, will be paid out in the form of one share for each PRSU determined by the Compensation Committee to have been earned and vested over the applicable performance period. Additional information about PRSU awards made in 2012 to our Named Executive Officers for the 2012-2014 performance period, including the performance objectives established by the Compensation Committee, is provided under the caption “2012 Long-Term Compensation” on page 28. The estimated threshold, target and maximum awards for the 2012-2014 performance period and the grant date fair value of such awards are shown in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns in the Grants of Plan-Based Awards in 2012 table above.

Although all LTIP awards made in years prior to 2012 are payable in cash, a participant could elect at the beginning of a performance period to have the amount payable adjusted to reflect the change in the market price of our common stock over the applicable performance period. A participant who made this election effectively chose to convert the cash amounts that would otherwise be payable at various levels of performance under the LTIP to stock units, each of which has a value equal to one share of our common stock. The number of stock units that could be earned at each performance level was determined by dividing the cash amount of the award that would be payable at that level of performance by the closing market price of a share of our common stock as of a specified measurement date. If such an election were made, the number of stock units earned would be based on the degree to which performance objectives are attained, and would be valued using the closing market price of a share of our common stock on the last day of the performance period. All of our Named Executive Officers elected this payment adjustment feature for LTIP awards made since the inception of the LTIP in 2004.

The maximum amount payable under the LTIP to any participant with respect to a LTIP award is 200% of the participant’s base salary on the applicable measurement date (up to a maximum base salary of $1,000,000). For any participant who has elected the payout adjustment feature described above, this maximum payment limit will be adjusted to reflect any increase in the market price of our common stock during the applicable performance period, subject to an overall maximum amount payable equal to the value of a number of stock units determined by dividing 200% of the participant’s base salary as of the applicable measurement date (subject to the $1,000,000 maximum) by the closing market price of a share of our common stock on that same date.

Potential payouts for LTIP awards made to our Named Executive Officers in 2011 for the 2011-2013 performance period will depend on the degree to which three performance objectives are achieved. Potential payments will also depend on our stock price performance during the performance period, since our Named Executive Officers all elected to tie their payouts to our stock price, which was $39.32 for Messrs. Wine, Malone and Morgan and $44.00 for Mr. Williams on the measurement date used at the time the LTIP awards were granted. No awards will be payable unless we achieve at least a 15% return on invested capital for 2013. If this minimum condition is satisfied, the LTIP award payouts for the 2011-2013 performance period will be a function of the level of our 2013 sales, net income from continuing operations and operating income expressed as a percentage of sales (operating margin percentage), as summarized for our Named Executive Officers in the following table:

	Percentage of Base Salary Payable to Executive Officers Upon Achievement of Performance Objective
Performance Objective(1)	S. Wine	M. Malone	B. Morgan	S. Eastman	J. Williams
Threshold:
Sales of $2.175B achieved in 2013	12.5%	10.0%	12.5%	N/A	10.0%
Net income of $170M achieved in 2013	25.0	20.0	25.0	N/A	20.0
Operating margin percentage of 11.5% achieved in 2013	12.5	10.0	12.5	N/A	10.0
Total	50.0	40.0	50.0	N/A	40.0

Target:
Sales of $2.425B achieved in 2013	25.0	20.0	25.0	N/A	20.0
Net income of $205M achieved in 2013	50.0	40.0	50.0	N/A	40.0
Operating margin percentage of 12.5% achieved in 2013	25.0	20.0	25.0	N/A	20.0
Total	100.0	80.0	100.0	N/A	80.0

Maximum:
Sales of $3.0B achieved in 2013	50.0	40.0	50.0	N/A	40.0
Net income of $250M achieved in 2013	100.0	80.0	100.0	N/A	80.0
Operating margin percentage of 13.5% achieved in 2013	50.0	40.0	50.0	N/A	40.0
Total	200.0	160.0	200.0	N/A	160.0

(1)	Company performance between the stated objectives will result in a pro rata payout as a percentage of base salary.

Payouts for LTIP awards made in 2010 for the 2010-2012 performance period were dependent on the degree to which four performance objectives were achieved. No awards were payable unless we achieved in 2012 at least a 15% return on invested capital. Since this minimum was achieved, the payouts under the 2010 LTIP awards were a function of the level of our 2012 revenue, net income from continuing operations, and operating profit expressed as a percentage of sales as set forth in the following table:

	2012 Net Income from Continuing Operations ($ millions)	Percent of Target Paid Out (%)	2012 Operating Profit as a Percent of Sales (%)	Percent of Target Paid Out (%)	2012 Revenue ($ millions)	Percent of Target Paid Out (%)
Threshold(1)	117	25	11.0	12.5	1,700	12.5
Target(1)	142	50	12.0	25.0	1,900	25.0
Maximum(1)	170	100	13.0	50.0	2,300	50.0

(1)	Percentage payouts for performance between any of the specified levels will be determined on a pro rata basis.

The amounts actually paid in connection with LTIP awards for the 2010-2012 performance period reflected performance in excess of the maximum level in each of the above categories, meaning that payments equal to 200% of the target payout level were earned. Because all eligible Named Executive Officers elected to tie their payment amounts to our stock price performance, the amounts actually paid were also increased as a result of the 237% increase in our stock price during the performance period. Actual payout amounts are set forth in the “Stock Awards” columns of the table under the caption “Option Exercises and Stock Vested in 2012” on page 45.

Equity-Based Awards

Stock Options.    Stock option awards granted under the Omnibus Incentive Plan during 2012 to employees of our Company, including our Named Executive Officers, have an exercise price equal to 100% of the fair market value of a share of our common stock on the date of grant. Each stock option granted to Messrs. Wine, Malone, Morgan, Eastman and Williams in 2012 vests and becomes exercisable as to 50% of the shares subject to the option on each of the second and fourth anniversaries of the date of grant and has a 10-year term. The vested portion of an option may be exercised while the participant is employed by the Company, and ordinarily for 30 days (36 months in the case of early retirement) after employment ends (unless employment is terminated for cause). If, however, employment ends due to death, disability or normal retirement, an option will fully vest and will remain exercisable for three years after the date employment ends (one year in the case of death). In no event will an option be exercisable beyond the end of its original term. If a participant’s employment ends for any reason other than normal retirement, death or disability, the unvested portion of any outstanding option will terminate at the time the participant’s employment ends. Upon a change in control of our Company, each outstanding option will become immediately vested and exercisable in full.

Performance-Based Restricted Stock.    Mr. Eastman was awarded 6,000 shares of performance-based restricted stock on February 6, 2012 in connection with his commencement of employment. Assuming continued employment, all shares will vest on the third anniversary of the grant date if we achieve the specified net income and operating income as a percentage of sales goals for the year ending December 31, 2014, or will vest on fourth anniversary of the grant date if we achieve more rigorous net income and operating income as a percentage of sales goals for the year ending December 31, 2015. Shares that do not vest as of the second scheduled vesting date will be forfeited. Shares subject to these awards may be subject to accelerated vesting in the event of a change in control. Dividends are not paid on these shares until they vest.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

The following table sets forth information concerning unexercised stock option awards, unvested restricted stock awards, unvested stock unit awards under the LTIP and unvested PRSU Awards for each of the Named Executive Officers as of December 31, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(14) ($)
Scott W. Wine		240,000	(1)	$22.545	09/01/2018
		75,000	(2)	10.030	02/10/2019
		80,000	(3)	22.330	02/01/2020
		130,000	(4)	38.460	01/31/2021
		180,000	(5)	65.570	02/01/2022
						48,000	(6)	4,039,200
									34,584	(7)	$2,910,244
									28,706	(8)	2,415,610

Michael W. Malone	25,000			21.785	01/31/2018
		25,000	(9)	9.900	02/02/2019
	25,000	25,000	(3)	22.330	02/01/2020
		50,000	(4)	38.460	01/31/2021
		38,000	(5)	65.570	02/01/2022
									15,460	(7)	1,300,959
									9,072	(8)	763,409

Bennett J. Morgan	70,000			23.330	01/29/2017
	100,000			21.785	01/31/2018
	50,000			13.635	10/23/2018
	30,000			9.900	02/02/2019
		75,000	(9)	9.900	02/02/2019
	60,000	60,000	(3)	22.330	02/01/2020
		100,000	(4)	38.460	01/31/2021
		75,000	(5)	65.570	02/01/2022
									21,614	(7)	1,818,818
									13,206	(8)	1,111,285

Stephan L. Eastman		30,000	(11)	68.200	02/06/2022
									6,000	(12)	504,900
									5,080	(8)	427,482

James P. Williams		40,000	(10)	44.000	04/04/2021
		28,000	(5)	65.570	02/01/2022
									30,000	(13)	2,524,500
									10,834	(7)	911,681
									7,464	(8)	628,096

(1)	Represents a stock option granted on September 1, 2008, which will vest as to the remaining shares in two equal tranches on the fifth and sixth anniversaries of the grant date.

(2)	Represents a stock option granted on February 10, 2009, which will vest as to the remaining shares on the fourth anniversary of the date of grant.

(3)	Represents a stock option granted on February 1, 2010, which will vest as to the remaining shares on the fourth anniversary of the date of grant.

(4)	Represents a stock option granted on January 31, 2011, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.

(5)	Represents a stock option granted on February 1, 2012, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.

(6)

Represents a time-based restricted stock award granted on January 31, 2011. The remaining shares will vest in four equal tranches on the second, third, fourth and fifth anniversaries of the date of grant.

(7)

Represents a stock unit award made to Messrs. Wine, Malone and Morgan on March 4, 2011 and to Mr. Williams on April 4, 2011 under the LTIP for the three-year performance period beginning January 1, 2011 and ending December 31, 2013 (“the 2011 LTIP Grant”). Awards under the 2011 LTIP Grant will be payable, if earned, after the end of the three-year performance period and prior to March 15, 2014. The amount shown is the maximum number of units that could be earned and paid out in cash based on the SEC requirement that disclosure should be based on the next higher performance level than that achieved during the performance period to date. There is no assurance that the maximum amount would be the actual amount ultimately paid.

(8)

Represents PRSU awards made on February 1, 2012 under the Omnibus Plan for the three-year performance period beginning January 1, 2012 and ending December 31, 2014 (“the 2012 PRSU Grant”). Units subject to the 2012 PRSU Grant may be earned and vested after the end of the three-year performance period and prior to March 15, 2015. The amount shown is the maximum number of units that could be earned and paid out in shares based on the SEC requirement that disclosure should be based on the next higher performance level than that achieved during the performance period to date. There is no assurance that the maximum amount would be the actual amount ultimately paid.

(9)	Represents a stock option granted on February 2, 2009, which will vest as to the remaining shares on the fourth anniversary of the date of grant.

(10)	Represents a stock option granted on April 4, 2011, which becomes exercisable on April 4, 2014, the third anniversary of the date of grant.

(11)	Represents a stock option granted on February 6, 2012, which will vest with respect to 50% of the shares on each of the second and fourth anniversaries of the date of grant.

(12)

Represents a performance-based restricted stock award granted on February 6, 2012. The shares will either vest on (i) February 6, 2015 if we achieve specified net income and operating income as a percentage of sales goals for the year ending December 31, 2014, or (ii) February 6, 2016, if we achieve more rigorous net income and operating income as a percentage of sales goals for the year ending December 31, 2015.

(13)

Represents a performance-based restricted stock award granted on April 4, 2011. The shares will either vest on (i) April 4, 2014 if we achieve specified net income and operating income as a percentage of sales goals for the year ending December 31, 2013, or (ii) April 4, 2015 if we achieve more rigorous net income and operating income as a percentage of sales goals for the year ending December 31, 2014.

(14)

These amounts are based upon our stock price of $84.15 on December 31, 2012. The actual value realized by our Named Executive Officers could be different based upon the eventual stock prices at the time of vesting.

OPTION EXERCISES AND STOCK VESTED IN 2012

The following table provides information concerning the aggregate number of stock options exercised and shares of stock or stock units that vested for each of our Named Executive Officers during 2012, and the aggregate dollar values realized by each of our Named Executive Officers upon such exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Scott W. Wine	304,000	$17,191,349	158,101	$11,260,235	(3)
Michael W. Malone	167,264	9,317,292	24,053	2,024,053	(4)
Bennett J. Morgan	180,000	10,031,748	82,071	6,002,737	(5)
Stephen L. Eastman	-	-	-	-
James P. Williams	-	-	-	-

(1)	Amounts shown in this column are based on the difference between the fair market value of a share of our common stock on the date of exercise and the exercise price.

(2)	Amounts shown in this column are based on the fair market value of a share of our common stock on the applicable vesting date.

(3)

This amount represents 12,000 shares of restricted stock vesting on January 31, 2012 at $64.40, 100,000 shares of performance restricted stock vesting on February 27, 2012 at $66.08, and 46,101 stock units subject to an LTIP award that vested and became payable December 31, 2012, the last day of the applicable performance period, at $84.15. The LTIP award is expected to be paid in March 2013.

(4)

This amount represents an LTIP award that vested and became payable December 31, 2012, the last day of the applicable performance period, at $84.15. The LTIP award is expected to be paid in March 2013.

(5)

This amount represents 50,000 shares of restricted stock vesting on February 27, 2012 at $66.08 and 32,070 stock units subject to an LTIP award that vested and became payable December 31, 2012, the last day of the applicable performance period, at $84.15. The LTIP award is expected to be paid in March 2013.

NONQUALIFIED DEFERRED COMPENSATION IN 2012

The following table sets forth information regarding the contributions by each Named Executive Officer and the Company to the SERP, as well as information regarding earnings, aggregate withdrawals and distributions and balances under the SERP, for each Named Executive Officer as of and for the fiscal year ended December 31, 2012.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Scott W. Wine	$1,959,758	$112,327	$153,139	$ –	$2,655,732
Michael W. Malone	1,759,052	36,297	164,670	–	2,399,834
Bennett J. Morgan	2,351,739	57,833	131,512	–	2,907,197
Stephen L. Eastman	0	0	0	–	0
James P. Williams	16,798	14,298	2,921	–	44,513

(1)

These amounts represent elective contributions into the SERP during 2012 of a portion of base salary earned during 2012 and a portion of the incentive compensation payable during 2012 under the Senior Executive Plan and/or the LTIP by or to each of the Named Executive Officers. The amount of any base salary deferred is included in the amount reported in the 2012 salary column of the Summary Compensation Table and the amount of any annual incentive deferred is included in the amount reported in the 2011 non-equity incentive plan compensation column of the Summary Compensation Table. The amount of any LTIP payout deferred does not necessarily correspond to the grant date fair value of that LTIP award reported in the Summary Compensation Table in the year the award was granted.

(2)

These amounts represent Company matching contributions to the SERP during 2012. The amount in this column for each Named Executive Officer is included in the “All Other Compensation” column of the Summary Compensation Table for 2012.

(3)

These amounts represent earnings (losses) during 2012 credited to (deducted from) the respective Named Executive Officers’ SERP accounts. None of these amounts are included in compensation reported in the Summary Compensation Table because none of the earnings is considered to be “above market.”

(4)

Of the aggregate balances shown, the following amounts were previously reported as salary, annual incentive compensation, LTIP award compensation or all other compensation in Summary Compensation Tables covering fiscal years 2006 – 2011: Mr. Wine, $413,023; Mr. Malone, $273,756; Mr. Morgan, $314,920; and Mr. Williams, $10,625.

We sponsor a 401(k) Plan that allows employees to make plan contributions on a pre-tax basis. Employees are automatically enrolled at 5% of covered compensation and can affirmatively elect to contribute 0-50% of covered compensation into the 401(k) Plan. We match employee contributions dollar-for-dollar up to 5% of base salary and Senior Executive Plan deferrals. Although Named Executive Officers are eligible to participate in the 401(k) Plan, the application of the annual compensation limit under Section 401(a)(17) of the Code prevents Named Executive Officers from fully contributing to the 401(k) Plan and receiving the full Company match. The SERP provides executives who participate in the 401(k) Plan with the opportunity to defer up to 50% of their base salary and up to 100% of amounts payable under the Senior Executive Plan and the LTIP into the SERP. Typically, base salary and Senior Executive Plan deferral contributions are matched by the Company as if they had been made under the 401(k) Plan on a dollar-for-dollar basis up to 5% of covered compensation. The SERP is intended solely to restore contributions lost because of the application of the annual compensation limit under Section 401(a)(17) of the Internal Revenue Code to the 401(k) Plan.

The SERP account of each Named Executive Officer is deemed to be invested in the fund(s) designated by the Named Executive Officer. For this purpose, the Named Executive Officers may choose among the same funds that are available to our employees generally under the 401(k) Plan. Deemed investment earnings and losses are applied to each Named Executive Officer’s SERP account based upon the performance of the applicable investment fund. At December 31, 2012, accounts of the Named Executive Officers were deemed to be invested in the following funds:

Alger Small Cap Growth Fund Institutional Class	American Funds(R) EuroPacific Growth Fund(R)
American Funds(R) The Growth Fund of America(R)	Artisan Mid Cap Value Inv CL
Class R5	Morgan Stanley Institutional Fund Trust: Mid Cap
Fidelity Freedom 2025 Fund	Growth Portfolio Class I Shares
Fidelity Fund — Class K	PIMCO Total Return Fund Administrative Class
Neuberger Berman Genesis Trust CL	T. Rowe Price Equity Income SHS
Fidelity Freedom 2030 Fund	Vanguard Mid-Cap Index Inv CL
Vanguard Institutional Index Fund Institutional Shares

The Named Executive Officers may elect a distribution option annually prior to the beginning of the applicable earnings period under the SERP. The Named Executive Officers may elect to receive distributions (i) six months following separation of service or one year after separation of service; (ii) upon the attainment of a certain age, designated by the Named Executive Officer, between 59 1/2 and 70 1/2, provided that the Named Executive Officer will not attain the designated age for at least three years after his election; or (iii) the earlier or later of (i) or (ii). Named Executive Officers may elect to receive the distribution in a lump sum or in monthly, quarterly or annual installments over a period not to exceed 10 years. If the installment method is elected, the Named Executive Officer’s account will continue to be credited with a prorated amount of deemed investment earnings and losses during the installment period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our Named Executive Officers are eligible to receive certain payments and benefits in the event of termination of their employment, including following a change in control, and upon a change in control pursuant to severance arrangements and equity award agreements with the Company.

Severance Arrangements with Named Executive Officers

We have entered into severance arrangements with our Named Executive Officers, which provide certain benefits to the Named Executive Officers upon their termination of employment under certain circumstances, including following a “change in control.” For this purpose, a “change in control” is deemed to occur if:

•	There is a substantial change in the composition of the Board which causes at least one-half of the Board to consist of new directors that were not nominated by the Company; or

•	A third party acquires ownership of 35% or more of our common stock, unless such acquisition is approved by the Company; or

•

We engage in certain extraordinary corporate events (such as a liquidation, dissolution, reorganization, merger or sale of all or substantially all of our assets), unless we are the surviving entity after such transaction or at least one-half of our Board continue to serve as directors of the surviving entity after such transaction, as applicable.

Under the severance arrangements, a Named Executive Officer will be considered to have been terminated without cause if he is terminated other than for his willful and continued nonperformance, conviction of a felony or other misconduct or detrimental actions as specified in the applicable agreement. He will be considered to have terminated his employment for good reason if he terminates his employment due to a material reduction in his title, authority, responsibilities or base compensation, a material change in the location of his principal place of employment or nonperformance by the Company of any material obligations owed to him, all as specified in the applicable agreement.

Severance, Proprietary Information and Noncompetition Agreement with Mr. Wine

At December 31, 2012, we were a party to a severance, proprietary information and noncompetition agreement with Mr. Wine, our Chairman and CEO, dated September 1, 2008 (“Wine Severance Agreement”). The terms of the Wine Severance Agreement were established during the negotiations leading to his employment by the Company as our CEO. Mr. Wine is entitled to certain payments and benefits under the Wine Severance Agreement if his employment is terminated without cause or if he terminates his employment with good reason. The magnitude of the payments and benefits is dependent upon whether or not the termination was upon or within 24 months following a change in control (referred to as a “change in control termination” if occurring within that 24 month period).

Change in Control Related Payments

In the event of a change in control termination, Mr. Wine is entitled to receive:

•

A lump sum payment equal to two times his average annual cash compensation (including base salary and cash incentives under the Senior Executive Plan and LTIP, but excluding the award or exercise of stock options or stock grants) for the three fiscal years (or lesser number of fiscal years if employed for a shorter duration) preceding the change in control termination;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•

If the termination occurs during the fiscal year after June 30, a payment of the amount of the average cash incentive award under the Senior Executive Plan paid to him for the three fiscal years immediately preceding the change in control, prorated for the full number of months actually worked in the current fiscal year prior to the termination.

Non-Change in Control Termination Related Payments

In the case of a termination not in connection with a change in control, Mr. Wine is entitled to receive:

•

The sum of (i) 100% of his annual base salary as of the termination date plus (ii) the amount of the cash incentive award paid to him under the Senior Executive Plan for the fiscal year immediately preceding the fiscal year in which the termination takes place payable over a period of one year;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•

If the termination occurs during the fiscal year after June 30, payment of an amount equal to the cash incentive award under the Senior Executive Plan paid to him for the fiscal year immediately preceding the fiscal year in which the termination takes place, prorated for the full number of months actually worked in the current fiscal year prior to the termination;

•

An amount equal to what he would otherwise be eligible to receive pursuant to any outstanding LTIP award had he remained continuously employed through the end of the applicable performance period under the LTIP, prorated for the number of full calendar years actually worked during such performance period;

•

If he elects to receive benefits under the Consolidated Omnibus Reconciliation Act (“COBRA”), payment for the premiums for coverage of Mr. Wine, his spouse and/or dependents under our group health plans pursuant to COBRA for a one-year period; and

•	Reasonable executive outplacement services.

The amount of payments and benefits under the Wine Severance Agreement are detailed in the table appearing under the caption “Potential Payments to Mr. Wine” on page 52. As a condition to receiving payments and benefits under the severance agreement, Mr. Wine must execute a general waiver and release of any claims against the Company. The Wine Severance Agreement also provides that during and for a period of (i) 60 months following termination, Mr. Wine is prohibited from using or disclosing our proprietary information, except as required by his duties to Polaris and (ii) two years following termination, Mr. Wine must refrain from working for or acquiring an ownership interest (other than an interest of up to 1% of publicly held securities) in our competitors, or soliciting our employees.

Severance Agreements with Messrs. Malone, Morgan, Eastman and Williams

Change in Control Related Payments

We have entered into severance agreements with Messrs. Malone, Morgan, Eastman and Williams, which provide that if upon or within 24 months after a change in control, any of such Named Executive Officers terminates his employment for good reason or if his employment is terminated by the Company without cause, then he will be entitled to:

•

A lump sum cash payment equal to two times his average annual cash compensation (including base salary and cash incentives under the Senior Executive Plan and LTIP, but excluding the award or exercise of stock options or stock grants) for our three fiscal years (or lesser number of fiscal years if employed for a shorter duration) immediately preceding such termination; and

•	Any earned but unpaid cash incentive awards under the Senior Executive Plan.

No cash incentive award will be paid for any part of the fiscal year in which the termination occurs.

Non-Change in Control Termination Related Payments

Under the severance agreements, a non-change in control termination is deemed to occur if the Named Executive Officer is terminated by the Company without cause other than in connection with a change in control. In the event of a non-change in control termination, the Named Executive Officer will be entitled to:

•

The sum of (i) 100% of his annual base salary as of the termination date (150% for Mr. Morgan) plus (ii) the amount of the cash incentive award under the Senior Executive Plan that was paid to him for the fiscal year immediately preceding the fiscal year in which the termination takes place;

•	Any earned but unpaid cash incentive award under the Senior Executive Plan;

•

An amount equal to what he would otherwise be eligible to receive pursuant to any outstanding LTIP award had he remained continuously employed through the end of the applicable performance period under the LTIP, prorated for the number of full calendar years actually worked during such performance period;

•

Eligibility for early retirement benefits under our Early Retirement Benefit Policy for Officers in accordance with the terms and conditions of such policy, which are discussed under the caption “Payments Made Upon Retirement” on page 50;

•

If he elects to receive benefits under COBRA, payment for the premiums for coverage of the Named Executive Officer, his spouse and/or dependents under our group health plans pursuant to COBRA for a one-year period;

•	Reasonable executive outplacement services; and

•	The release of restrictions on all outstanding restricted share awards for which the performance goal has been met and the performance period has expired.

The amounts payable to each Named Executive Officer under the severance agreements are quantified in the tables appearing under the caption “Potential Payments to Messrs. Malone, Morgan, Eastman and Williams” on page 53.

Equity Award Agreements

Mr. Wine’s stock option award agreements provide for full, accelerated vesting of all unvested options upon a change in control or if employment is terminated due to death or disability or after normal retirement age. Under Mr. Wine’s PRSU award agreements, upon a change in control one-sixth of the units subject to an award will be subject to accelerated vesting if the change in control occurs during the second year of the performance period, and one-third of the units will be subject to accelerated vesting if the change in control occurs during the third year of the performance period. In addition, if Mr. Wine is terminated by the Company without cause or he terminates his employment for good reason, he will be entitled to have vest at the end of the performance period a pro rata portion of the units that would otherwise be deemed to have been earned during the performance period. The prorated portion is based on the number of full calendar years that elapsed during the performance period prior to his termination, divided by three.

The stock option award agreements for Messrs. Malone, Morgan, Eastman and Williams provide for full, accelerated vesting of options upon a change in control or if employment is terminated due to death or disability or after normal retirement age. The PRSU award agreements for these individuals provide for accelerated vesting of the awards under the same circumstances and to the same degree as described above for Mr. Wine. The performance restricted stock award agreements for these individuals provide for full, accelerated vesting upon a change in control and, as modified by the applicable severance agreements, for the vesting of restricted shares if the performance goal has been met, the performance period has expired and the individual has been terminated prior to payment by the Company without cause.

Under the equity award agreements, a Named Executive Officer will be considered to have been terminated without cause or to have terminated his employment for good reason under the same circumstances as described above in connection with the Named Executive Officers’ severance arrangements.

The amounts payable to Mr. Wine under the equity award agreements are quantified in the table appearing under the caption “Potential Payments to Mr. Wine” on page 52, and the amounts payable to the other Named Executive Officers are quantified in the table appearing under the caption “Potential Payments to Messrs. Malone, Morgan, Eastman and Williams” on page 53.

Payments Made Upon Retirement

We maintain the 401(k) Plan and the restorative SERP, as explained in the section entitled “Nonqualified Deferred Compensation in 2012” on page 45. We do not maintain a defined benefit pension plan or a defined benefit supplemental pension plan for our Named Executive Officers.

We do, however, provide certain benefits and perquisites to Named Executive Officers that are retirement-eligible. These benefits and perquisites include:

•	Medical insurance coverage or cash equivalent for retirees and their spouses from age 55 to 64 with coverage coinciding with Medicare B on and after age 65;

•	Dental insurance coverage for retirees and their spouses at the same coverage level with the same provider as an active employee;

•	Continued annual physical exams at the Mayo Clinic for retirees and their spouses in accordance with the active officer benefit;

•	Continued use of Polaris products in accordance with the active Named Executive Officer benefits, including related parts, garments and accessories;

•	For Named Executive Officers other than the CEO, prorated LTIP payout based on the time worked during the performance measurement period payable in accordance with the normal payment schedule;

•

For Senior Executive Plan participants, a possible prorated payout under the plan based on the time worked during the incentive compensation award period payable in accordance with the normal payment schedule;

•

For Named Executive Officers other than the CEO, waiver of vesting period for outstanding stock options that have not yet vested at the date of retirement and an exercise period that is 36 months from the effective date of termination; and

•	For the CEO only, continued use of our airplane and travel services in accordance with the active officer benefit.

To be eligible for full retirement-age benefits, the Named Executive Officer must have attained the age of at least 65. None of our Named Executive Officers were retirement-eligible as of December 31, 2012.

We also provide certain early retirement benefits to Named Executive Officers who have attained the age of at least 55 and have a minimum of 10 years of service to our Company. These benefits include the same benefits available at full retirement age described above, except that for Named Executive Officers other than the CEO, all outstanding stock options that have not yet vested are forfeited.

Non-Compete and Non-Solicitation Agreements

As described in “Severance, Proprietary Information and Noncompetition Agreement with Mr. Wine” on page 47, Mr. Wine has agreed not to engage in competitive activities or solicit employees for a period of two years following his termination of employment. The other Named Executive Officers were required to enter into non-competition agreements as a condition to the receipt of restricted stock and LTIP grants, under which they agree to not engage in competitive activities or soliciting employees for a period of one year following their termination of employment.

Potential Payments to Named Executive Officers Upon Termination

The following tables quantify the amounts and benefits payable to the Named Executive Officers upon termination under various scenarios. In calculating the payments set forth in such tables, we have assumed that (i) the date of termination was December 31, 2012, the last business day of fiscal year 2012, and (ii) the stock price was $84.15 per share, the closing market price of our common stock on such date. The tables do not reflect payments and benefits that are provided on a non-discriminatory basis to salaried employees generally upon termination, including:

•	Earned but unpaid base salary through the date of termination;

•	Accrued but unused vacation pay through the date of termination;

•

Company matching contributions to the 401(k) Plan in an amount which take into account the final payouts for base salary, incentive awards under the Senior Executive Plan, if any, and accrued vacation;

•	Distributions of plan balances under the Polaris 401(k) Plan; and

•	A life insurance benefit equal to two times base salary up to a maximum of $650,000, payable in the event of termination upon death.

The tables also do not reflect amounts attributable to vested, non-forfeitable equity-based awards (see “Outstanding Equity Awards at 2012 Fiscal Year-End” on page 43), or distributions of plan balances under the SERP (see “Nonqualified Deferred Compensation in 2012” on page 45). In addition, the tables do not reflect any applicable tax withholdings or other deductions by the Company from the amounts otherwise payable to the Named Executive Officers upon termination of employment. To the extent applicable, the present value of the payments presented in the tables below was calculated using a discount rate of 5%.

We provide a number of lifetime benefits and perquisites to our Named Executive Officers upon retirement or receipt of early retirement benefits. For purposes of quantifying the value of such benefits and perquisites in the tables below, we have used an average life expectancy age of 78 for such individuals. The costs of medical and dental coverage are based on current annual premiums times the number of years between officer age and 78 for those that receive it until then using a discount rate of 5%. Company parts, garments and accessories coverage is based on the average spent for the Named Executive Officers in 2012 multiplied by the number of years between the executive officer’s age and 78 (for those who receive it), using a discount rate of 5%.

Potential Payments to Mr. Wine

	Without Cause or With Good Reason Termination (not in connection with a Change in Control ($)		Without Cause or With Good Reason Termination (Change in Control) ($)		Change in Control (without Termination)		Death or Disability ($)		Retirement ($)
Scott W. Wine Compensation:
Cash Compensation	$2,461,950		$8,710,134		$0		$0		$0
Annual Cash Incentives (Senior Executive Plan)	1,533,544		1,533,544				1,533,544		0
LTIP	4,352,588	(1)	0		0		0		0
PRSUs	361,347	(2)	361,347	(2)	361,347	(2)	0
Stock Options (Unvested and Accelerated)	0		34,573,900	(3)	34,573,900	(3)	34,573,900	(3)	0
Restricted Stock (Unvested and Accelerated)	0		4,039,200		4,039,200		0		0
Benefits and Perquisites
Medical and Dental	18,276		0				0		0
Use of Polaris Products	0		0				0		0
Polaris Parts, Garments and Accessories			0				0		0
Physical Exams	0		0				0		0

Total	$8,727,705		$49,218,125		$38,974,447		$36,107,444		$0

(1)	The amount reflected for Mr. Wine represents his pro rata target payout for the 2010 and 2011 LTIP Grants and assumes the payments would be made by March 2013 and March 2014, respectively.

(2)	The amount reflected for Mr. Wine represents his pro rata target payout for the 2012 PRSU award and assumes the payments would be made by March 2015.

(3)	Represents the market value of unvested stock options less the option exercise price.

Potential Payments to Messrs. Malone, Morgan, Eastman and Williams

	Without Cause (not in connection with a Change in Control) ($)		Without Cause or With Good Reason Termination (in connection with a Change in Control) ($)		Change in Control (without Termination)		Death or Disability ($)		Retirement($)
Mr. Malone
Cash Compensation	$859,719		$4,311,117		$0		$0		$0
Annual Cash Incentives (Senior Executive Plan)	444,076		444,076		0		444,076		0
LTIP	2,205,866	(1)	0		0		0		0
PRSUs	114,197	(2)	114,197	(2)	114,197	(2)	0		0
Stock Options (Unvested and Accelerated)	0		6,392,290	(3)	6,392,290	(3)	6,392,290	(3)	0
Restricted Stock (Unvested and Accelerated)	0		0		0		0		0
Benefits and Perquisites
Medical and Dental Insurance	569,520		0				0		0
Use of Polaris Products	0		0				0		0
Polaris Parts, Garments and Accessories	18,760		0				0		0
Physical Exams	145,454		0		0		0		0

Total	$4,357,592		$11,261,680		$6,506,487		$6,836,366		$0

Mr. Morgan
Cash Compensation	$1,545,605		$5,762,363		$0		$0		$0
Annual Cash Incentives (Senior Executive Plan)	781,117		781,117		0		781,117		0
LTIP	2,966,347	(1)	0		0		0		0
PRSUs	166,235	(2)	166,235	(2)	166,235	(2)	0		0
Stock Options (Unvested and Accelerated)	0		15,240,450	(3)	15,240,450	(3)	15,240,450	(3)	0
Restricted Stock (Unvested and Accelerated)	0		0		0		0		0
Benefits and Perquisites
Medical and Dental Insurance	616,701		0		0		0		0
Use of Polaris Products	0		0		0		0		0
Polaris Parts, Garments and Accessories	20,255		0		0		0		0
Physical Exams	157,043		0		0		0		0

Total	$6,253,303		$21,950,165		$15,406,685		$16,021,567		$0

Mr. Eastman
Cash Compensation	$472,356		$515,981		$0		$0		$0
Annual Cash Incentives (Senior Executive Plan)	220,236		220,236		0		220,236		0
LTIP	0		0		0		0		0
PRSUs	63,946	(2)	63,946	(2)	63,946	(2)	0		0
Stock Options (Unvested and Accelerated)	0		478,500	(3)	478,500	(3)	478,500	(3)	0
Restricted Stock (Unvested and Accelerated)	0		504,900		504,900		0		0
Benefits and Perquisites
Medical and Dental Insurance	18,276		0		0		0		0
Use of Polaris Products	0		0		0		0		0
Polaris Parts, Garments and Accessories	0		0		0		0		0
Physical Exams	0		0		0		0		0

Total	$774,814		$1,783,563		$1,047,346		$698,736		$0

Mr. Williams
Cash Compensation	$703,674		$978,524		$0		$0		$0
Annual Cash Incentives (Senior Executive Plan)	359,834		359,834		0		359,834		0
LTIP	272,754	(1)	0		0		0		0
PRSUs	93,956	(2)	93,956	(2)	93,956	(2)	0		0
Stock Options (Unvested and Accelerated)	0		2,126,240	(3)	2,126,240	(3)	2,126,240	(3)	0
Restricted Stock (Unvested and Accelerated)	0		2,524,500		2,524,500		0		0
Benefits and Perquisites
Medical and Dental Insurance	18,276		0		0		0		0
Use of Polaris Products	0		0		0		0		0
Polaris Parts, Garments and Accessories	0		0		0		0		0
Physical Exams	0		0		0		0		0

Total	$1,448,494		$6,083,054		$4,744,696		$2,486,074		$0

(1)

The amount reflected for each Named Executive Officer represents the pro rata target award payout for the 2010 and 2011 LTIP Grants and assumes the payments would be made in March 2013 and March 2014, respectively.

(2)	The amounts reflected for Messrs. Malone, Morgan, Eastman and Williams represent the pro rata target payout for the 2012 PRSU award and assumes the payments would be made by March 2015.

(3)	Represents the market value of unvested stock options less the option exercise price.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned for each of the non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Robert L. Caulk	$72,000	$105,550	$177,550
Annette K. Clayton	66,000	105,550	171,550
Brian C. Cornell	6,875	625	7,500
Gary E. Hendrickson	56,500	105,550	162,050
Bernd F. Kessler	65,500	105,550	171,050
John R. Menard, Jr.	23,714	1,607	25,321
Gregory R. Palen	171,500	105,550	277,050
R. M. (Mark) Schreck	68,500	105,550	174,050
William Grant Van Dyke	83,500	105,550	189,050
John P. Wiehoff	74,500	105,550	180,050

(1)

As described in more detail in the accompanying narrative, directors may defer all or a portion of the fees otherwise payable to them in accordance with our Deferred Compensation Plan for Directors (the “Deferred Compensation Plan”). Each of the current directors, except for Mr. Caulk, deferred all fees otherwise payable to him or her in 2012 in accordance with the Deferred Compensation Plan. The deferred amounts were converted into common stock equivalents at the then current market price per share of our common stock. The aggregate number of common stock equivalents held by each non-employee director as of December 31, 2012 is reflected in the “Stock Awards” column of the “Non-Employee Directors — Outstanding Equity Awards at Fiscal Year — End” table appearing below.

(2)

On April 26, 2012, the continuing non-employee directors were each awarded under the Omnibus Plan 1,250 deferred stock units, each with a value equal to one share of our common stock. The grant date fair value for these deferred stock units was $80.44 per unit. In addition, as of each quarterly date on which retainer payments are to be made to non-employee directors, each non-employee director automatically received an award of common stock equivalents under the Deferred Compensation Plan for Directors having a fair market value of $1,250, resulting in annual awards to each non-employee director with an aggregate grant date fair value of $5,000. The aggregate number of deferred stock units and common stock equivalents held by each non-employee director as of December 31, 2012 is reflected in the “Stock Awards” column of the “Non-Employee Directors — Outstanding Equity Awards at Fiscal Year-End” table appearing below.

Non-Employee Directors — Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of shares of common stock underlying outstanding stock options and stock awards for each of the non-employee directors as of December 31, 2012.

Name	Stock Options	Stock Awards(1)
Robert L. Caulk	—	29,408
Annette K. Clayton	—	42,714
Brian C. Cornell	—	94
Gary E. Hendrickson	—	4,578
Bernd F. Kessler	—	10,307
Gregory R. Palen	—	128,557
R. M. (Mark) Schreck	16,000	54,896
William Grant Van Dyke	—	37,733
John P. Wiehoff	—	28,758

(1)

Includes common stock equivalents awarded to directors under the Deferred Compensation Plan and deferred stock units awarded under the Omnibus Plan and the accompanying dividend equivalent units issued on each form of award.

Director Fees

Directors who are employees of our Company receive no compensation for their services as directors or as members of committees. Compensation for non-employee directors is divided into cash and stock components. We presently pay each non-employee directors an annual director’s retainer of $60,000. As Chairman of Board, Mr. Palen received an annual retainer of $160,000 in lieu of the annual director’s retainer received by other non-employee directors. The Chairs of the Compensation Committee, Corporate Governance and Nominating Committee and Technology Committee currently receive an annual committee chairman’s fee of $10,000, and the Chair of the Audit Committee receives an annual committee chairman’s fee of $15,000. Non-employee directors also receive $1,000 for each committee meeting attended. Any non-employee director may elect to defer the receipt of all or a specified portion of the retainer and fee payments specified in this paragraph under the Deferred Compensation Plan (as described below).

Deferred Compensation Plan

We maintain the Deferred Compensation Plan for non-employee directors. A non-employee director can defer all or a portion of the retainer and fee payments that would otherwise be paid to him or her in cash. Such deferred amounts are converted into additional common stock equivalents based on the then fair market value of the common stock. Each common stock equivalent represents the economic equivalent of one share of common stock. Dividend equivalents are credited to non-employee directors as if the common stock equivalents are outstanding shares of common stock. Such dividend equivalents are deemed invested in additional common stock equivalents.

As soon as practicable after a non-employee director’s service on the Board terminates, he or she will receive a distribution of a number of shares of our common stock equal to the number of common stock equivalents then credited to him or her under the Deferred Compensation Plan. Upon the death of a non-employee director, the shares will be issued to his or her beneficiary. Upon a change in control of our Company (as defined in the Deferred Compensation Plan), each non-employee director will receive a cash payment equal to the value of his or her accumulated common stock equivalents.

A maximum of 500,000 shares of common stock are reserved for issuance under the Deferred Compensation Plan. The Deferred Compensation Plan will remain effective until May 31, 2020, unless terminated earlier by the Board. The Deferred Compensation Plan may be terminated or amended at any time by the Board.

Deferred Stock Units and Stock Options

Since 2007, we have granted our non-employee directors an annual award of deferred stock units in an amount determined by the Board. The deferred stock units are fully vested upon issuance. Upon termination of service as a director or upon an earlier change in control of our Company, each non-employee director will receive one share of common stock for every deferred stock unit credited to the non-employee director’s account. Dividend equivalents are credited to non-employee directors as if the deferred stock units are outstanding shares of common stock. Such dividend equivalents are deemed invested in additional deferred stock units. The annual deferred stock unit awards replaced annual stock option awards, each involving 8,000 shares, provided to non-employee directors prior to 2007. All stock options issued to non-employee directors have a 10-year term and have become fully vested and exercisable. If a non-employee director’s term of service ends, any option will be exercisable for 5 years if the non-employee director was then age 65 or older, for 3 years if the non-employee director was less than age 65 but had served as a director for 10 years or more, for one year if the non-employee director died, and for 90 days under any other separation scenario, subject in all cases to the 10-year option term.

Use of Polaris Products

We provide each of the non-employee directors with the use of up to six Polaris products, of his or her choice, at no charge to encourage a first-hand understanding of the riding experience of our customers and to provide the non-employee directors with an opportunity to evaluate product design and efficiency. The products used by the non-employee directors can be returned to the Company or purchased at a price greater than cost at the end of a defined usage period based upon months, miles or hours, depending upon the product line. We sell the returned products to dealers at an amount greater than the cost of such products to the Company. All non-employee directors also receive related parts, garments and accessories.

Director Stock Ownership Guidelines

The Board has adopted stock ownership guidelines, which provide that each non-employee director is expected to own, directly or indirectly, shares of our common stock, common stock equivalents and deferred stock units having a value of at least three times the amount of the annual retainer and, if applicable, any committee chairman fee paid to such director. Compliance with the stock ownership guidelines is voluntary but is monitored by our CFO. All non-employee directors are expected to satisfy the stock ownership guidelines within four years following the date they are first elected to the Board. The following chart sets forth the stock ownership of each of the non-employee directors that were in office as of December 31, 2012 relative to the stock ownership guidelines:

Name	Stock Ownership Guidelines (as a Multiple of Annual Director Retainer/Chairman Fee)	Shares of Common Stock, Common Stock Equivalents and Deferred Stock Units Held as of December 31, 2012	Stock Ownership Guideline Met?
Robert L. Caulk	3x	29,408	Yes
Annette K. Clayton	3x	42,714	Yes
Brian C. Cornell	3x	94	No(1)
Gary E. Hendrickson	3x	4,578	Yes
Bernd F. Kessler	3x	10,307	Yes
Gregory R. Palen	3x	163,411	Yes
R.M. (Mark) Schreck	3x	55,376	Yes
William Grant Van Dyke	3x	39,733	Yes
John P. Wiehoff	3x	28,758	Yes

(1)

Mr. Cornell was first appointed to the Board on November 16, 2012. We expect that Mr. Cornell will satisfy the stock ownership guidelines on or prior to the fourth anniversary of the date he was first appointed to the Board.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2013, and the Board is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the Audit Committee Charter require our independent registered public accounting firm to be engaged, retained, and supervised by the Audit Committee, the Board considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the Board on a significant issue of corporate governance.

If the selection of E&Y as our independent registered public accounting firm for fiscal 2013 is not ratified by our shareholders, the Audit Committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board, upon recommendation of the Audit Committee, unanimously recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board by providing oversight of (1) the integrity of our financial statements, (2) the effectiveness of the Company’s internal controls over financial reporting, (3) our compliance with legal and regulatory requirements, (4) the independent registered public accounting firm’s performance, qualifications and independence and (5) the responsibilities, performance, budget and staffing of our internal audit function. The Audit Committee is comprised of five directors, all of whom meet the standards of independence adopted by the SEC and the NYSE.

In performing the Audit Committee oversight responsibilities, we have reviewed and discussed our audited financial statements for the year ended December 31, 2012 with management and with representatives of the independent registered public accounting firm of E&Y, our independent registered public accounting firm. The Audit Committee also reviewed, and discussed with management and representatives of E&Y, management’s assessment and report and E&Y’s report and attestation on the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by applicable Public Company Accounting Oversight Board (“PCAOB”) standards. The Audit Committee has received from our independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the audit committee concerning independence, and the Audit Committee has discussed the independence of E&Y with representatives of such firm. The Audit Committee is satisfied that the non-audit services provided to us by the independent registered public accounting firm are compatible with maintaining their independence.

Management is responsible for our system of internal controls and the financial reporting process. E&Y is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the PCAOB and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In reliance on the reviews and discussions referred to in this Report, the Audit Committee recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

AUDIT COMMITTEE

William Grant Van Dyke, Chair

Bernd F. Kessler

Gregory R. Palen

R.M. (Mark) Schreck

John P. Wiehoff

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees.    The aggregate audit fees paid to E&Y for the fiscal years ended December 31, 2012 and December 31, 2011 were $1,070,000 and $1,030,000, respectively. These fees include amounts for the annual audit of our consolidated financial statements and internal control over financial reporting, statutory audits at certain foreign subsidiaries, the reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and certain accounting consultation services.

Audit-Related Fees.    The aggregate audit-related fees paid to E&Y for the fiscal years 2012 and 2011 were $111,000 and $115,000, respectively. These fees represent amounts reasonably related to the performance of the audit or review of the consolidated financial statements that are not reported under the Audit Fees category such as the audit of Polaris Acceptance, the audit of employee benefit plans, assistance related to potential transactions and the issuance of certain industry reports.

Tax Fees.    The aggregate fees billed by E&Y for tax services rendered for the fiscal years 2012 and 2011 were $1,162,000 and $291,000, respectively. These fees were primarily related to tax planning and compliance services, including assistance related to certain foreign subsidiaries and potential transactions. The increase in tax fees billed by E&Y in 2012 is primarily related to tax planning assistance provided in connection with the Company’s business reorganization of its European supply chain operations.

All Other Fees.    The aggregate fees billed by E&Y for other services rendered for the fiscal years 2012 and 2011 were $38,000 and $96,000, respectively. These fees were related to trade compliance consulting services performed.

Audit Committee Pre-Approval Requirements.    The Audit Committee’s charter provides that it has the sole authority to review in advance and grant any pre-approvals of (i) all auditing services to be provided by the independent registered public accounting firm, (ii) all significant non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Securities Exchange Act of 1934 and the Public Company Accounting Oversight Board and (iii) all fees and the terms of engagement with respect to such services. All audit and non-audit services performed by E&Y during fiscal 2012 were pre-approved pursuant to the procedures outlined above.

PROPOSAL 3 — ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

General Information

We are providing our shareholders with the opportunity to vote to approve the compensation of our Named Executive Officers as disclosed in this Proxy Statement. As described in the Compensation Discussion and Analysis (“CD&A”), our executive compensation philosophy and programs align executive compensation decisions with our desired business direction, strategy and performance. The primary objectives and priorities of the compensation program include:

•	Emphasizing variable compensation that is tied to our financial and stock price performance to generate and reward superior individual and collective performance,

•

Linking executives’ incentive goals with the interests of our shareholders, providing equity-based forms of compensation and establishing specific stock ownership guidelines for key management employees,

•	Supporting and rewarding executives for consistent performance over time and achievement of our long-term strategic goals, and

•	Attracting and retaining highly qualified executives whose abilities are critical to our success and competitive advantages.

Our shareholders have a right to cast an advisory vote on our executive compensation program at the Annual Meeting. As a result, we are presenting this proposal, which gives you, as a shareholder, the opportunity to vote “FOR” or “AGAINST” the following resolution:

“RESOLVED, that the shareholders approve the compensation of Polaris Industries Inc. Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in our 2013 Proxy Statement.”

The Board urges shareholders to endorse the compensation programs for our Named Executive Officers by voting “FOR” the resolution.

The 2012 compensation structure is similar to the 2010 and 2011 design, which received the approval of over 98% of the shares that were voted on the matter. As discussed in the CD&A contained in this Proxy Statement, the Compensation Committee of the Board believes that the executive compensation methodology for 2012 is reasonable and appropriate, is justified by our performance and is the result of our focus on driving innovation, enhancing our product offering and reducing costs, and growth through new global markets and adjacencies. In deciding how to vote on this proposal, the Board advises you to consider the following factors related to the compensation paid to our Named Executive Officers in fiscal 2012, each of which is discussed in the CD&A:

•	Our sales increased 21% over 2011, to a record amount for the third consecutive year of $3,210 million.

•	Earnings per diluted share increased 38% over 2011 to a record amount for the third consecutive year of $4.40 per share.

•	Reported net income increased to $312 million for 2012, 37% over 2011.

•	Our stock price closed 2012 at $84.15 per share, an increase of 50% from $55.98 at the end of 2011.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the Compensation Committee will carefully review the voting results. To the extent there is any significant negative vote on this proposal, we may consult directly with shareholders to better understand the concerns that influenced the vote. The Board and the Compensation Committee would consider constructive feedback obtained through this process in making future decisions about executive compensation programs.

The Board, upon recommendation of the Compensation Committee, unanimously recommends a vote “FOR” approval of the resolution to approve the compensation of our Named Executive Officers.

OTHER MATTERS

The Board is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Under the rules of the SEC, if a shareholder wants the Company to include a proposal in our Proxy Statement and form of proxy for presentation at our 2014 Annual Meeting of Shareholders the proposal must be submitted in writing and received by our Corporate Secretary at our principal executive offices by November 8, 2013. The proposal must comply with the rules of the SEC and our bylaws, which are described below. The nominations may also need to comply with our bylaws, if permitted by the final SEC rules. If a shareholder intends to introduce an item of business or director nomination at the 2014 Annual Meeting, without including the proposal or nomination in the Proxy Statement, we must receive notice of that intention no later than January 25, 2014.

A shareholder’s notice to the Company must include the information required by our bylaws, including, if the item of business does not relate to the nomination of a person to serve as a director, a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, any material interest of the shareholder or any associated person of the shareholder in the business desired to brought before the meeting, the name and address of the shareholder and any associated person of the shareholder as they appear on our books, and specified information regarding the shareholder’s interests in our capital stock. A shareholder’s notice to the Company of the nomination of a person to serve as a director must include, as applicable, similar information as required above, as well as the name of any director nominee, information about the nominee required by SEC rules and the director nominee’s consent to be named and serve if elected.

ADDITIONAL INFORMATION

A copy of our Annual Report on Form 10-K, including the Annual Report to Shareholders, for the year ended December 31, 2012, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Corporate Secretary

Polaris Industries Inc.

2100 Highway 55

Medina, MN 55340

(763) 542-0500

You may also obtain our Annual Report on Form 10-K, including incorporated sections from the Annual Report to Shareholders, over the Internet at the SEC’s Internet site, www.sec.gov.

Additional copies of the Annual Report to Shareholders, Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from Stacy L. Bogart, the Vice President, General Counsel and Secretary of the Company at the address above. Copies of exhibits to Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

By Order of the Board of Directors

/s/ Stacy L. Bogart
Stacy L. Bogart
Vice President, General Counsel and Secretary

ATTN: RICHARD EDWARDS POLARIS INDUSTRIES INC. 2100 HIGHWAY 55 MEDINA, MN 55340

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

    — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the nominees listed in Item 1:
1.	Election of Directors Nominees	☐	☐	☐

01	Brian C. Cornell 02 Bernd F. Kessler 03 Scott W. Wine

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for 2013					☐	☐	☐

3.	Advisory vote to approve the compensation of our Named Executive Officers					☐	☐	☐

		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) on the proxy. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such. If signing for a corporation, provide the name of the corporation and your full title.

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10-K is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

POLARIS INDUSTRIES INC.

Annual Meeting of Shareholders

April 25, 2013 9:00 AM CDT

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Bennett J. Morgan and Michael W. Malone, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common stock of POLARIS INDUSTRIES INC. that the shareholder(s) held of record at the close of business on February 28, 2013 and is/are entitled to vote at the Annual Meeting of shareholders to be held at 09:00 AM, CDT on April 25, 2013, at the Corporate Headquarters 2100 Highway 55 Medina, MN 55340, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is given, this proxy will be voted in accordance with the Board of Directors’ recommendations. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

Continued and to be signed on reverse side